Exhibit 10.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 10, 2025,

among

BWX TECHNOLOGIES, INC.,
as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swing Line Lender and an L/C Issuer,

and

The Other Lenders Party Hereto

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

PNC CAPITAL MARKETS LLC,

TD SECURITIES (USA) LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

TRUIST SECURITIES, INC.,

U.S. BANK NATIONAL ASSOCIATION

and

BNP PARIBAS SECURITIES CORP.,
as Joint Lead Arrangers and Joint Bookrunners

Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	48
1.03	Accounting Terms	48
1.04	Rounding	49
1.05	Exchange Rates; Currency Equivalents	49
1.06	Alternative Currencies	49
1.07	Times of Day; Rates	50
1.08	Letter of Credit Amounts	50
1.09	Limited Conditionality Transaction	51
1.10	Divisions	52
1.11	Certain Determinations	52

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		53

2.01	Loans	53
2.02	Borrowings, Conversions and Continuations of Loans	53
2.03	Letters of Credit	55
2.04	Swing Line Loans	64
2.05	Prepayments	67
2.06	Termination or Reduction of Revolving Credit Commitments	68
2.07	Repayment of Loans	69
2.08	Interest	69
2.09	Fees	70
2.10	Computation of Interest and Fees	70
2.11	Evidence of Debt	71
2.12	Payments Generally; Administrative Agent’s Clawback	71
2.13	Sharing of Payments by Lenders	73
2.14	Increase in Commitments	74
2.15	Cash Collateral	77
2.16	Defaulting Lenders	78

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		80

3.01	Taxes	80
3.02	Illegality	84
3.03	Inability to Determine Rates	84
3.04	Increased Costs	86

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(continued)

Page

3.05	Compensation for Losses	87
3.06	Mitigation Obligations; Replacement of Lenders	88
3.07	Survival	88

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		88

4.01	Conditions of Closing Date	88
4.02	Conditions to all Credit Extensions	91

ARTICLE V. REPRESENTATIONS AND WARRANTIES		91

5.01	Corporate Existence, Compliance with Law	91
5.02	Corporate Power; Authorization; Enforceable Obligations	92
5.03	Ownership of Borrower; Subsidiaries	93
5.04	Financial Statements	93
5.05	Material Adverse Change	94
5.06	Litigation	94
5.07	Taxes	94
5.08	Full Disclosure	94
5.09	Margin Regulations	94
5.10	No Defaults	94
5.11	Investment Company Act	94
5.12	Use of Proceeds	95
5.13	Insurance	95
5.14	Labor Matters	95
5.15	ERISA	95
5.16	Environmental Matters	95
5.17	Title; Real Property	96
5.18	Security Instruments	97
5.19	OFAC	97
5.20	Anti-Corruption Laws	98
5.21	Affected Financial Institutions	98
5.22	Outbound Investment Rules	98

ARTICLE VI. AFFIRMATIVE COVENANTS		98

6.01	Financial Statements	98
6.02	Collateral Reporting Requirements	100

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(continued)

Page

6.03	Default and certain other Notices	100
6.04	Litigation	101
6.05	Labor Relations	101
6.06	[Reserved]	101
6.07	Insurance	101
6.08	ERISA Matters	101
6.09	Environmental Matters	102
6.10	Patriot Act Information	102
6.11	Other Information	103
6.12	Preservation of Corporate Existence, Etc.	103
6.13	Compliance with Laws, Etc.	103
6.14	Conduct of Business	103
6.15	Payment of Taxes, Etc.	103
6.16	Maintenance of Insurance	103
6.17	Access	104
6.18	Keeping of Books	104
6.19	Maintenance of Properties, Etc.	104
6.20	Application of Proceeds	104
6.21	Environmental	104
6.22	Additional Collateral and Guaranties	106
6.23	[Reserved]	107
6.24	BWXT Entities	107
6.25	Further Assurances	108
6.26	Anti-Corruption Laws; Sanctions	108
6.27	Cash Collateralization of Extended Letters of Credit	108
6.28	Unrestricted Subsidiaries	109

ARTICLE VII. NEGATIVE COVENANTS		109

7.01	Indebtedness	109
7.02	Liens	112
7.03	Investments	114
7.04	[Reserved]	116
7.05	Restricted Payments	116

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(continued)

Page

7.06	Fundamental Changes	117
7.07	Change in Nature of Business	118
7.08	Transactions with Affiliates	118
7.09	[Reserved]	119
7.10	Fiscal Year	119
7.11	Use of Proceeds	119
7.12	Sale Leasebacks	119
7.13	Anti-Corruption Laws	119
7.14	Financial Covenants	119
7.15	BWXT Ownership	119
7.16	Sanctions	120
7.17	Outbound Investment Rules	120

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		120

8.01	Events of Default	120
8.02	Remedies Upon Event of Default	122
8.03	Application of Funds	123

ARTICLE IX. ADMINISTRATIVE AGENT		123

9.01	Appointment and Authority.	123
9.02	Rights as a Lender	124
9.03	Exculpatory Provisions	124
9.04	Reliance by Administrative Agent	126
9.05	Delegation of Duties	126
9.06	Resignation of Administrative Agent	126
9.07	Non-Reliance on Administrative Agent and Other Lenders	128
9.08	No Other Duties, Etc.	128
9.09	Administrative Agent May File Proofs of Claim	129
9.10	Collateral and Guaranty Matters	130
9.11	Secured Cash Management Agreements, Secured Hedge Agreements	131
9.12	Withholding Tax	131
9.13	Certain ERISA Matters	132
9.14	Erroneous Payments	133

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(continued)

Page

ARTICLE X. MISCELLANEOUS		134

10.01	Amendments, Etc.	134
10.02	Notices; Effectiveness; Electronic Communication	137
10.03	No Waiver; Cumulative Remedies; Enforcement	139
10.04	Expenses; Indemnity; Damage Waiver	139
10.05	Payments Set Aside	141
10.06	Successors and Assigns	142
10.07	Treatment of Certain Information; Confidentiality	148
10.08	Right of Setoff	149
10.09	Interest Rate Limitation	149
10.10	Counterparts; Integration; Effectiveness	149
10.11	Survival of Representations and Warranties	149
10.12	Severability	150
10.13	Replacement of Lenders	150
10.14	Governing Law; Jurisdiction; Etc.	151
10.15	Waiver of Jury Trial	151
10.16	No Advisory or Fiduciary Responsibility	152
10.17	Electronic Execution	152
10.18	Judgment Currency	153
10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	154
10.20	Acknowledgement Regarding Any Supported QFCs	154
10.21	Collateral Release and Reinstatement	155
10.22	Amendment and Restatement; No Novation	155
10.23	Mortgage Release	155

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SCHEDULES

1.01(a)	Affiliate Agreements
1.01(b)	Initial Guarantors
1.01(c)	Unrestricted Subsidiaries
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.03	Ownership of Subsidiaries
5.04	Supplement to Financial Statements
7.01	Existing Indebtedness
7.02	Existing Liens
7.03	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A            Committed Loan Notice

B             Swing Line Loan Notice

C             Revolving Credit Note

D             Compliance Certificate

E             Assignment and Assumption

F             Forms of U.S. Tax Compliance Certificates

-vi-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of November 10, 2025, among BWX TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility, with a swing line sublimit and a letter of credit sublimit, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2028 Senior Note Indenture” has the meaning specified in the definition of 2028 Senior Notes.

“2029 Senior Note Indenture” has the meaning specified in the definition of 2029 Senior Notes.

“2028 Senior Notes” means the unsecured 4.125% senior notes of the Borrower due 2028 issued pursuant to that certain Indenture dated as of June 12, 2020, among U.S. Bank Trust Company, National Association (formerly known as U.S. Bank National Association), as trustee, the Borrower, as issuer and the guarantors party thereto (the “2028 Senior Note Indenture”).

“2029 Senior Notes” means the unsecured 4.125% senior notes of the Borrower due 2029 issued pursuant to that certain Indenture dated as of April 13, 2021, among U.S. Bank Trust Company, National Association (formerly known as U.S. Bank National Association), as trustee, the Borrower, as issuer and the guarantors party thereto (the “2029 Senior Note Indenture”).

“Acquired Entity” means a Person to be acquired, or whose assets are to be acquired, in an Acquisition.

“Acquisition” means, by way of any single transaction or a series of related transactions, the acquisition of all or substantially all of (a) the assets of an Acquired Entity, (b) the assets constituting what is known to the Borrower to be all or substantially all of the business of a division, branch or other unit operation of an Acquired Entity, or (c) the Stock and Stock Equivalents (other than director’s qualifying shares and the like, as may be required by applicable Requirements of Law) of, an Acquired Entity.

“Additional Lender” has the meaning specified in Section 2.14(b).

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire on file with the Administrative Agent or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Agreements” means, collectively, the agreements listed on Schedule 1.01(a) hereto.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.18.

“Alternative Currency” means with respect to any Letter of Credit, those currencies (other than Dollars) that are approved by the L/C Issuer issuing such Letters of Credit in accordance with Section 1.06.

“Alternative Currency Equivalent” means, subject to Section 1.05, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Credit Facility and $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility, and, for the avoidance of doubt, shall not limit or be applicable to any Incremental Increases.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption, or money laundering including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and the Corruption of Foreign Public Officials Act (Canada).

“Applicable Percentage” means, in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16. If the Commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Applicable Rate
Pricing Level	Total Net Leverage Ratio	Commitment Fee	Term SOFR/ Financial Letter of Credit Fees	Base Rate	Performance Letter of Credit Fees / Commercial Letter of Credit Fees
1	Less than 1.50 to 1.00	0.150%	1.000%	0.000%	0.750%
2	Greater than or equal to 1.50 to 1.00, but less than 2.50 to 1.00	0.175%	1.250%	0.250%	0.825%
3	Greater than or equal to 2.50 to 1.00, but less than 3.50 to 1.00	0.200%	1.500%	0.500%	0.900%
4	Greater than or equal to 3.50 to 1.00	0.225%	1.750%	0.750%	1.050%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing, the Applicable Rate in effect from the Closing Date through the date of delivery of the Compliance Certificate for the Fiscal Quarter of the Borrower ending December 31, 2025 shall be determined based upon Pricing Level 3.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan in respect of the applicable Term Facility or a Revolving Credit Loan, respectively, at such time, (b) with respect to any L/C Issuer Sublimit, (i) the applicable L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, TD Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Truist Securities, Inc., U.S. Bank National Association and BNP Paribas Securities Corp., each in its capacity as a joint lead arranger and joint bookrunner.

“Asset Sale” means any sale, conveyance, transfer, lease or other disposition by the Borrower or any of its Restricted Subsidiaries of any of their respective assets or any interest therein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) Term SOFR for a one-month tenor in effect on such day, plus 1.00%; provided that, notwithstanding the foregoing, in no event shall the Base Rate at any time be less than 1.00%. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b)(i) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b)(i).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bilateral L/C Provider” means, subject to the requirements set forth in the definition of Secured Bilateral Letter of Credit Facility, any Lender or Affiliate of a Lender that issues letters of credit or provides bank guarantees under a Secured Bilateral Letter of Credit Facility; provided that the Administrative Agent shall have received written notice of any such Secured Bilateral Letter of Credit Facility together with such supporting documentation as the Administrative Agent may reasonably request from the applicable Bilateral L/C Provider. Each Bilateral L/C Provider not a party to this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraphs hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrower’s Accountants” means Deloitte & Touche LLP or another firm of independent nationally recognized public accountants.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and      if such day relates to any determination of the Spot Rate pursuant to this Agreement, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of the relevant Alternative Currency for which the Spot Rate is being determined.

“BWXT” means BWXT Government Group, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

“BWXT Entities” means, subject to Section 6.24, collectively or individually, BWXT and each of its Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) property by such Person as lessee that would be accounted for as a capital or finance lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Capped EBITDA Add-Backs” has the meaning specified in the definition of “EBITDA”.

“Captive Insurance Subsidiaries” means, collectively or individually as of any date of determination, those regulated Subsidiaries of the Borrower primarily engaged in the business of providing insurance and insurance-related services to the Borrower, its other Subsidiaries and certain other Persons.

“Cash Collateralize” means to pledge and deposit with or deliver directly to an L/C Issuer or to the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer or any Lender (including the Swing Line Lender), as the context may indicate, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent (but only if the Administrative Agent is a party to such Cash Collateral arrangement) and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralized Letter of Credit” has the meaning specified in Section 2.03(o).

“Cash Equivalents” means:

(a)            (i) United States dollars, European Union euros, Japanese yen, Canadian dollars, U.K. pounds sterling or any national currency of any participating member state of the European Economic and Monetary Union; or (ii) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(b)            securities issued or fully guaranteed or insured by (i) the United States government or any agency or instrumentality thereof or (ii) any foreign country whose sovereign debt has a rating of at least “A2” from Moody’s, “A ” from S&P or “A ” from Fitch, or any agency or instrumentality of such foreign country (provided that the full faith and credit of such foreign country is pledged in support of those securities), in each case having maturities of not more than two years from the date of acquisition,

(c)            certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, overnight bank deposits, and bankers’ acceptances with maturities not exceeding one year, in each case, with any commercial bank having capital and surplus in excess of $250,000,000 in the case of U.S. banks and $500,000,000 (or the equivalent thereof in any other currency or currency unit) in the case of non U.S. banks,

(d)           commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 24 months after the date of creation thereof, or carrying an equivalent rating by a nationally recognized rating agency, if each of Moody’s and S&P cease publishing ratings, and in each case maturing within two years after the date of acquisition,

(e)            readily marketable direct obligations (including municipal issued debt securities, notes and bonds) issued by any state, province, commonwealth or territory of the United States of America, at the time of acquisition having one of the two highest ratings obtainable from Moody’s or S&P, or carrying an equivalent rating by any other nationally recognized rating agency, if Moody’s and S&P cease publishing ratings,

(f)            Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(g)           marketable short term money market and similar securities maturing within 24 months after the date of creation or acquisition thereof and having a rating of at least “A 2” or “P 2” from Moody’s or S&P, respectively, or carrying an equivalent rating by a nationally recognized rating agency, if each of Moody’s and S&P cease publishing ratings,

(h)           with respect to any Foreign Subsidiary: (i) certificates of deposit of, banker’s acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, and whose short term commercial paper rating from Moody’s is at least “P 2” or the equivalent thereof or from S&P is at least “A 2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than one year from the date of acquisition and (ii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank,

(i)            in the case of investments by any Restricted Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(j)            interests in any investment company, money market, enhanced high yield fund or other investment fund, in each case, 90% or more of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (i) of this definition.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period net of any interest income as determined on a consolidated basis in accordance with GAAP less, to the extent included in the calculation of Interest Expense of such Person for such period, (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt and (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements in the ordinary course of business of the Borrower and its Subsidiaries, but excluding any such agreement providing for overdraft services or financing that may remain outstanding for more than three Business Days.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or of a Lender, in its capacity as a party to such Cash Management Agreement and (b) any Person that is a party to a Cash Management Agreement at the time it or its relevant Affiliate becomes the Administrative Agent or a Lender (whether on the Closing Date or at a later date pursuant to Section 10.06), in its capacity as a party to such Cash Management Agreement, in each case of (a) and (b), that has provided written notice of such Cash Management Agreement to the Administrative Agent, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank. Each Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

“CFC” means any Subsidiary of the Borrower that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) underwriters in the course of their distribution of Voting Stock in an underwritten registered public offering provided such underwriters shall not hold such Stock for longer than five Business Days) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 30% of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b)            during any period of twelve consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by either (x) individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (y) a nominating or similar committee of the Borrower, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, the “Collateral” as defined in any Security Instrument, the Pledged Equity Interests and all other personal and real property of the Borrower, any Guarantor or any other Person in which the Administrative Agent or any Secured Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document; provided that, subject to Section 6.24, the Collateral shall not include assets, property and Stock and/or Stock Equivalents of the BWXT Entities.

“Collateral Agreement” means that certain Amended and Restated Pledge and Security Agreement dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by the Borrower, the Guarantors from time to time party thereto and the Administrative Agent for the benefit of the Secured Parties; provided that, subject to Section 6.24, no BWXT Entity shall be party to the Collateral Agreement.

“Collateral Reinstatement Event” shall mean, at any time after the occurrence of a Collateral Release Event, the occurrence of any of the following: (a) the failure to maintain two of the following: (i) a Rating in effect from S&P of BBB- or higher (with stable outlook or better), (ii) a Rating in effect from Moody’s of Baa3 or higher (with stable outlook or better) or (iii) a Rating in effect from Fitch of BBB- or higher (with stable outlook or better), (b) corporate ratings of the Borrower not being available or not being maintained from at least two of Moody’s, S&P and Fitch, or (c) the election of the Borrower to terminate a Collateral Release Period and reinstate Collateral granted by the Loan Parties to secure the Obligations.

“Collateral Release Event” means the satisfaction of each of the following conditions: (a) at least two of the following, (i) S&P has in effect a Rating of BBB- or higher (with a stable outlook or better), (ii) Moody’s has in effect a Rating of Baa3 or higher (with a stable outlook or better) or (iii) Fitch has in effect a Rating of BBB- or higher (with a stable outlook or better), (b) no Default or Event of Default shall have occurred and be continuing, (c) after giving effect to such release of Collateral (and any concurrent release of security securing any other Indebtedness), there shall be no secured Incremental Equivalent Debt outstanding, and (d) delivery by the Borrower to the Administrative Agent of written notice, signed by a Responsible Officer of the Borrower, which shall specify satisfaction of the conditions in the foregoing clauses (a) through (c) and set forth the Borrower’s request that the Administrative Agent execute and deliver all documents, and take all such actions and provide all such authorizations, to evidence the release of each Loan Party’s obligations under the Security Documents and all Liens granted to the Administrative Agent by the Loan Parties on any Collateral (other than Cash Collateral) in accordance with Section 10.21.

“Collateral Release Period” shall mean each period commencing with the occurrence of a Collateral Release Event and continuing until the occurrence of the next Collateral Reinstatement Event, if any, immediately following such Collateral Release Event.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Commitment” means a Revolving Credit Commitment.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system, as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means any Loan Document and any document, amendment, approval, consent, information, notice, certificate, report, statement, disclosure, certification or authorization related to any Loan Document.

“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Restricted Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any of its Restricted Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Borrower and its Restricted Subsidiaries as of such date, determined in accordance with GAAP.

“Consortium” means any joint venture, consortium or other similar arrangement that is not a separate legal entity entered into by the Borrower or any of its Subsidiaries and one or more third parties, provided that no Loan Party shall, whether pursuant to the Constituent Documents of such joint venture or otherwise, be under any Contractual Obligation to make Investments or incur Guaranty Obligations after the Closing Date, or, if later, at the time of, or at any time after, the initial formation of such joint venture, consortium or similar arrangement that would be in violation of any provision of this Agreement.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws, partnership agreement or operating agreement (or the equivalent governing documents) of such Person.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding the Loan Documents) to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes Permitted Indebtedness” means (a) up to $1,250,000,000 of unsecured notes issued by the Borrower on or around the Closing Date (which, for the avoidance of doubt, may be guaranteed by one or more Loan Parties) that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increase and other customary changes thereto) of shares of common stock of the Borrower (or other securities (other than Disqualified Stock) or property following a merger event or other change or adjustment applicable to the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that, in the case of any Indebtedness incurred pursuant to this clause (a), (i) the terms, conditions and covenants of such Indebtedness are customary for convertible Indebtedness of such type (as determined by the Borrower in good faith) and (ii) any such convertible Indebtedness shall satisfy the requirements of clause (c) of the definition of Incremental Equivalent Debt, and (b) any other unsecured notes issued by the Borrower (which, for the avoidance of doubt, may be guaranteed by one or more Loan Parties) that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increase and other customary changes thereto) of shares of common stock of the Borrower (or other securities (other than Disqualified Stock) or property following a merger event or other change or adjustment applicable to the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that, in the case of any Indebtedness incurred pursuant to this clause (b), (i) the terms, conditions and covenants of such Indebtedness are customary for convertible Indebtedness of such type (as determined by the Borrower in good faith) and (ii) such Indebtedness is permitted to be incurred under Section 7.01(p).

“Convertible Notes Hedge Transaction” means any call or capped call options to purchase (or substantively equivalent derivative transactions) relating to the Borrower’s common stock (or other securities or property following a merger event or other change or adjustment applicable to the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Convertible Notes Permitted Indebtedness; provided that the premium or purchase price for such Convertible Notes Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Convertible Notes Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the Convertible Notes Permitted Indebtedness to which such Convertible Notes Hedge Transaction relates; provided further that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).

“Convertible Notes Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change or adjustment applicable to the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock or other securities or property) sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Convertible Notes Hedge Transaction; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Customary Intercreditor Agreement” means, to the extent executed in connection with the incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)            Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b)            Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)            liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with bid, surety, stay, appeal, customs or performance bonds, performance and completion guarantees, or other similar instruments (including those to secure health, safety and environmental obligations);

(d)            encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which, in the aggregate, do not materially detract from the value of such Real Property and not materially interfering with the ordinary conduct of the business conducted at such Real Property;

(e)            encumbrances arising under leases or subleases of Real Property that do not, individually or in the aggregate, materially detract from the value of such Real Property or materially interfere with the ordinary conduct of the business conducted at such Real Property;

(f)            financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g)            liens, pledges or deposits relating to escrows established in connection with the purchase or sale of property otherwise permitted hereunder and the amounts secured thereby shall not exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities, or otherwise);

(h)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or a Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the deposit bank or securities intermediary with which such accounts are maintained, securing amounts owing to such deposit bank or securities intermediary with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(i)             liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(j)            options, put and call arrangements, rights of first refusal and similar rights (i) relating to Investments in Subsidiaries, Joint Ventures and Consortiums or (ii) provided for in contracts or agreements entered into in the ordinary course of business;

(k)            liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary not prohibited by this Agreement; and

(l)             liens on cash or Cash Equivalents deposited with the applicable representative of the holder of the applicable Indebtedness pending application of such cash or Cash Equivalents to the defeasance, discharge or redemption of such Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations arising under any Loan Document other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such SOFR Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Letter of Credit Fees plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means a country or territory which is the subject of any comprehensive Sanctions.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date, (b) any other Person that is a Competitor of the Borrower or any of its Restricted Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” from time to time by written notice to the Administrative Agent (which such notice shall specify such Person by legal name) and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date and (c) in the case of each of clauses (a) and (b), any of their Affiliates that are reasonably identifiable on the basis of their name; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Competitor or its Controlling owner and for which no personnel involved with the competitive activities of such Competitor or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Borrower and its Restricted Subsidiaries shall be deemed not to be a Competitor of the Borrower or any of its Restricted Subsidiaries.

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, subject to Section 1.05, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning assigned thereto in Section 10.06(h)(iv).

“EBITDA” means, for any period,

(a)            Consolidated Net Income for such period; plus

(b)            the sum of, in each case (other than subclauses (x), (xi) and (xii)) to the extent deducted in the calculation of such Consolidated Net Income but without duplication,

(i)            any provision for taxes based on income or profits or capital gains, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations deducted (and not added back) in computing Consolidated Net Income,

(ii)            Interest Expense,

(iii)           depreciation expense,

(iv)          amortization of intangibles or financing or acquisition costs (including debt discounts, debt issuance costs, commissions, expenses and fees, in each case, whether or not deferred),

(v)           any aggregate net loss from the sale, exchange or other disposition of business units by the Borrower or its Subsidiaries,

(vi)          any one-time expenses or charges (other than depreciation or amortization expense) related to this Agreement,

(vii)         any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period, including any impairment charges and the impact of purchase accounting (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursements for any period ending prior to the Maturity Date),

(viii)         any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any issuance of equity interests, Investments, acquisition, disposition, recapitalization or the incurrence of Indebtedness (including a refinancing thereof), in each case, permitted under this Agreement (in each case, whether or not successful), including (1) such fees, expenses or charges related to the transactions contemplated by the Loan Documents and/or the issuance of any Convertible Notes Permitted Indebtedness and (2) any amendments or other modification of the Loan Documents or other Indebtedness permitted to be incurred hereunder,

(ix)          any special, extraordinary, non-recurring or unusual costs, losses, expenses or other charges; provided that the amount of any cash items added back pursuant to this clause (b)(ix), when aggregated with amounts added back pursuant to clause (b)(x) in the aggregate (the add-backs under such clauses, including this clause (b)(ix), collectively, the “Capped EBITDA Add-Backs”) shall not exceed 25% of EBITDA (including EBITDA determined as a result of the occurrence of any Limited Conditionality Transaction) for the relevant period calculated after giving effect to such Capped EBITDA Add-Backs and all other adjustments to EBITDA,

(x)            (A) the amount of reasonably identifiable and factually supportable “run-rate” cost savings, operating expense reductions, and cost synergies related to asset sales, mergers or other business combinations, acquisitions, Investments, dispositions or divestitures, operating improvements and expense reductions, restructurings, cost saving initiatives and other similar initiatives and transactions, in each case that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) and realized within 18 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, and cost synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, or cost synergies had been realized on the first day of such period) and (B) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement); provided that amounts added back pursuant to this clause (b)(x), when aggregated with amounts added back pursuant to the other Capped EBITDA Add-Backs in the aggregate, shall not exceed 25% of EBITDA (including EBITDA determined as a result of the occurrence of any Limited Conditionality Transaction) for the relevant period calculated after giving effect to such Capped EBITDA Add-Backs and all other adjustments to EBITDA,

(xi)           adjustments consistent with Regulation S-X or contained in a quality of earnings report made available to the Administrative Agent conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)), and

(xii)            to the extent not already included in the Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any Investment or any sale, conveyance, transfer, or other Asset Sale and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption;

provided that, to the extent that all or any portion of the income or gains of any Person is deducted pursuant to any of clauses (c)(iv) and (v) below for a given period, any amounts set forth in any of the preceding clauses (b)(i) through (b)(xii) that are attributable to such Person shall not be included for purposes of this clause (b) for such period, minus

(c)            the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication,

(i)            any credit for income tax,

(ii)            non-cash interest income,

(iii)            any other non-cash gains or other items which have been added in determining Consolidated Net Income (other than any such gain or other item that has been deducted in determining EBITDA for a prior period),

(iv)           the income of any Restricted Subsidiary or Joint Venture to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary or Joint Venture, as applicable, of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary or Joint Venture, as applicable,

(v)            the income of any Person (other than a Restricted Subsidiary) in which any other Person (other than the Borrower or a Wholly-Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest or of an Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions or transfers or loans actually paid to the Borrower or a Wholly-Owned Restricted Subsidiary by such Person during such period,

(vi)           any aggregate net gains from the sale, exchange or other disposition of business units by the Borrower or any of its Subsidiaries out of the ordinary course of business, and

(vii)           any special, extraordinary, non-recurring or unusual gains.

For any period of measurement that includes any Permitted Acquisition or any sale, exchange or disposition of any Restricted Subsidiary or business unit of the Borrower or any Restricted Subsidiary, EBITDA (and the relevant elements thereof) shall be computed on a pro forma basis for each such transaction as if it occurred on the first day of the period of measurement thereof, so long as the Borrower provides to the Administrative Agent reasonably detailed information relating to adjustments to the relevant financial statements (including, to the extent available and permitted to be distributed by the Borrower, copies of financial statements of the Acquired Entity or assets in any Permitted Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to reasonably demonstrate such pro forma calculations.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means, as of any date of determination, any Person (other than a Disqualified Institution as of such date) that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(h).

“Eligible Line of Business” means the businesses and activities engaged in by the Borrower and its Subsidiaries on the Closing Date, any other businesses or activities reasonably related or incidental thereto and any other businesses that, when taken together with the existing businesses of the Borrower and its Subsidiaries, are immaterial with respect to the assets and liabilities of the Borrower and its Subsidiaries, taken as a whole.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates with respect to liabilities for which the Borrower, any such Restricted Subsidiary, any such Guarantor or any of their respective ERISA Affiliates could be liable under the Code or ERISA.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower, any of its Subsidiaries or any Guarantor within the meaning of Section 414(b), (c), (m) or (o) of the Code. Any former ERISA Affiliate of the Borrower, any of its Subsidiaries or any Guarantor shall continue to be considered an ERISA Affiliate of the Borrower, such Restricted Subsidiary or such Guarantor within the meaning of this definition solely with respect to the period such entity was an ERISA Affiliate of the Borrower, such Restricted Subsidiary or such Guarantor and with respect to liabilities arising after such period for which the Borrower, such Restricted Subsidiary or such Guarantor could be liable under the Code or ERISA.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c) of ERISA or the regulations issued thereunder with respect to a Title IV Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from a Title IV Plan subject to Section 4063 or Section 4064 of ERISA during a plan year in which any such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or the termination of any such Title IV Plan, (c) the “complete or partial withdrawal” (within the meaning of Sections 4203 or 4205 of ERISA) of the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from any Multiemployer Plan, (d) notice of insolvency, intent to terminate or termination of a Multiemployer Plan or notice that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) is received by the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan or to meet the minimum funding standard of Sections 430 or 431 of the Code (in either case, whether or not waived), (h) the imposition of a Lien with respect to any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) under the provisions of the Code that relate to such plans or ERISA on the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, (j) the imposition of liability on the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (k) the occurrence of an act or omission which would give rise to the imposition on the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any employee pension benefit plan, or (l) receipt from the IRS of notice of the failure of any employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code so to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such employee pension benefit plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Erroneous Payment” has the meaning assigned thereto in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiaries” shall mean (i) any Captive Insurance Subsidiary, (ii) any Immaterial Subsidiary, (iii) any Unrestricted Subsidiary, (iv) any Subsidiary (x) that is prohibited by law, regulation or contractual obligation existing on the Closing Date or on the date such subsidiary is acquired and not entered into in contemplation of such acquisition from providing a guaranty, or (y) that would require a governmental (including regulatory) or consent, approval, license or authorization in order to provide a guaranty, (v) (A) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC and (B) any Foreign Subsidiary Holdco, (vi) any Foreign Subsidiary and (vii) any subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Administrative Agent; provided, however, that (x) no BWXT Entity, and (y) no issuer or guarantor in respect of the Senior Notes, Convertible Notes Permitted Indebtedness, or Incremental Equivalent Debt shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) solely in the case of a Lender or L/C Issuer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer (as applicable) with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or L/C Issuer (as applicable) acquires such interest in the applicable Loan or Commitment (it being understood that the date on which a Lender or L/C Issuer acquires an interest in a Loan funded pursuant to a Commitment is the date on which the Lender enters into the applicable Commitment, but the date on which a Lender or L/C Issuer acquires an interest in a Loan not funded pursuant to the applicable Commitment is the date on which the Lender acquires an interest in the applicable Loan), other than pursuant to an assignment request by the Borrower under Section 10.13 or (ii) such Lender or L/C Issuer (as applicable) changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender’s or L/C Issuer’s (as applicable) assignor immediately before such Lender or L/C Issuer (as applicable) acquired the applicable interest in the applicable Loan or Commitment or to such Lender or L/C Issuer (as applicable) immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 12, 2022, among the Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto (as amended prior to the Closing Date).

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 2.03.

“Extended Letter of Credit” has the meaning specified in Section 2.03(a)(ii).

“Facility” means any Term Facility or the Revolving Credit Facility, as the context may require.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party as reasonably determined by the Borrower.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements that implement or modify the foregoing (together with any Requirement of Law implementing such agreements).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) each of the fee letters dated as of April 23, 2018 by and among the Borrower and certain of the Arrangers (and/or their respective Affiliates) party thereto (except to the extent replaced by the letter agreement referenced in clause (b) of this definition), and (b) that certain letter agreement, dated as of October 31, 2025, among the Borrower, Wells Fargo and Wells Fargo Securities, LLC.

“Financial Covenant Debt” of any Person means, without duplication, Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of “Indebtedness”. For the avoidance of doubt, the term “Financial Covenant Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower that is owed to the Borrower or any Restricted Subsidiary of the Borrower.

“Financial Letter of Credit” means any standby Letter of Credit that is not a Performance Letter of Credit.

“First Lien Net Leverage Ratio” means the Total Net Leverage Ratio but excluding from the numerator all Indebtedness described in the definition of “Financial Covenant Debt” other than Indebtedness secured by any Lien on Collateral that is not junior or subordinated in priority to the Liens on Collateral securing the Obligations.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary or Foreign Subsidiary Holdco, all or any portion of whose Stock is owned directly by the Borrower or a Domestic Subsidiary that is a Guarantor (other than a BWXT Entity).

“Fiscal Quarter” means the fiscal quarter of the Borrower ending on March 31, June 30, September 30 or December 31 of the applicable calendar year, as applicable.

“Fiscal Year” means the fiscal year of the Borrower, which is the same as the calendar year.

“Fitch” shall mean Fitch Ratings Inc. and any successor to its rating agency business.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Subsidiary Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than equity of one or more Foreign Subsidiaries that are CFCs or other Foreign Subsidiary Holdcos.

“Foreign Subsidiary Reorganization” means the transfer (whether by Asset Sale, dividend, distribution, contribution, merger or otherwise), in a series of transactions, of the Stock and Stock Equivalents of certain Foreign Subsidiaries and Investments owned, directly or indirectly, by the Borrower among the Borrower and its Subsidiaries; provided that:

(a)            both before and after giving effect thereto, no Default shall have occurred and be continuing;

(b)            all of the Stock and Stock Equivalents of such Foreign Subsidiaries and Investments owned, directly or indirectly, by the Borrower on the Closing Date shall be owned, directly or indirectly, by the Borrower upon the completion thereof (other than any such Stock, Stock Equivalents or Investments that are retired or replaced);

(c)            any Stock, Stock Equivalents or Investments issued or made in connection therewith, to the extent replacing Stock, Stock Equivalents or Investments previously owned, directly or indirectly, by the Borrower on the Closing Date shall be owned, directly or indirectly, by the Borrower upon the completion thereof;

(d)            no Stock or Stock Equivalents of any Foreign Subsidiary or Investments previously owned, directly or indirectly, by the Borrower on the Closing Date (other than such Stock, Stock Equivalents and Investments owned by the BWXT Entities on the Closing Date) shall be transferred to the BWXT Entities in connection therewith;

(e)            after giving effect thereto, the Borrower shall be in compliance with Section 6.22 (including, without limitation, by pledging any Pledged Equity Interests issued by any First-Tier Foreign Subsidiary owned by any Loan Party (other than a BWXT Entity)); and

(f)              in connection therewith, no assets owned by any Loan Party that is a party to the Collateral Agreement, other than Stock and Stock Equivalents of Foreign Subsidiaries, shall be transferred to any Person that is not a Loan Party that is a party to the Collateral Agreement; provided that the foregoing shall not prohibit Investments otherwise permitted by a provision of Section 7.03 other than Section 7.03(q).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, each (i) Wholly-Owned Domestic Subsidiary of the Borrower listed on Schedule 1.01(b) hereto, and (ii) each other Person that is or becomes a party to the Guaranty (including by execution of a Joinder Agreement pursuant to Section 6.22); provided, that no Excluded Subsidiary shall be a Guarantor.

“Guaranty” means that certain Amended and Restated Guaranty Agreement dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), made by the Borrower (other than with respect to its own obligations) and by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties and any Joinder Agreement with respect thereto.

“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other Person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the avoidance of doubt, the term “Guaranty Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Hedge Bank” means (a) any Person that, at the time it enters into a Secured Swap Contract, is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or of a Lender, in its capacity as a party to such Secured Swap Contract and (b) any Person that is a party to a Secured Swap Contract at the time it or its relevant Affiliate becomes the Administrative Agent or a Lender (whether on the Closing Date or at a later date pursuant to Section 10.06), in its capacity as a party to such Secured Swap Contract, in each case of (a) and (b), that has provided written notice of such Secured Swap Contract to the Administrative Agent, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Hedge Bank. Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

“Honor Date” has the meaning specified in Section 2.03(c).

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that, together with its Restricted Subsidiaries, (a) contributed less than the greater of (x) $10,000,000 and (y) 1.75% of the EBITDA of the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered and (b) as of any date of determination has assets with an aggregate net book value of less than the greater of (x) $10,000,000 and (y) 0.30% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries.

“Impacted Loans” has the meaning specified in Section 3.03.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Cap” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” means Indebtedness in the form of senior secured, or, when a Collateral Release Period is in effect, unsecured, notes or loans and/or commitments in respect thereof issued or incurred in lieu of loans under an Incremental Increase that, other than when a Collateral Release Period is in effect, are pari passu with the Liens on the Collateral securing the Obligations; provided that (and, in each case, subject to Section 1.09 herein):

(a)            the aggregate outstanding amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination);

(b)            no Event of Default shall exist immediately prior to or after giving effect to such notes;

(c)            no such Incremental Equivalent Debt shall (x) mature earlier than the latest Maturity Date for any Facility then in effect or have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Term Facility; provided that the requirements set forth in this clause (x) shall not apply (i) with respect to bridge facilities that by its own terms automatically converts into long-term indebtedness that would otherwise satisfy this clause or (ii) with respect to a principal amount not to exceed the Maturity Limitation Excluded Amount, or (y) have mandatory prepayment provisions allowing any such Incremental Equivalent Debt to be prepaid on a greater than pro rata basis than the then in effect Term Facilities hereunder,

(d)            if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to a Customary Intercreditor Agreement;

(e)            immediately after giving effect to such Incremental Equivalent Debt, as of such date of incurrence, the Borrower shall be in pro forma compliance (after giving effect to the incurrence of such Incremental Equivalent Debt and the use of proceeds thereof) with each of the financial covenants contained in Section 7.14;

(f)            no such Indebtedness may be (x) guaranteed or borrowed by any Restricted Subsidiary or direct or indirect parent of the Borrower which is not a Loan Party or (y) secured by any assets other than the Collateral securing the Obligations hereunder; and

(g)            all other terms and conditions applicable to such Incremental Equivalent Debt, to the extent not consistent with the terms and conditions applicable to any existing Term Facilities, or, if no Term Facility is then in effect, to the Revolving Credit Facility, shall not contain any terms that are more restrictive to the Borrower and its Restricted Subsidiaries, unless such more restrictive terms shall be added to the Term Facility (if any) and Revolving Credit Facility hereunder; provided, that if such terms have been amended, modified or removed by the requisite lenders or capital providers providing such Incremental Equivalent Debt, such terms shall be automatically deemed amended, modified or removed in respect of the Term Facility (if any) and Revolving Credit Facility hereunder (or tranche thereof) which shall be in form reasonably satisfactory to the Administrative Agent.

“Incremental Increases” has the meaning specified in Section 2.14(a).

“Incremental Term Loan” has the meaning specified in Section 2.14(a).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by promissory notes, bonds, debentures or similar instruments, (c) all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations, (d) all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees, (e) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than ninety days or are being disputed in good faith, (f) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (g) all Capital Lease Obligations of such Person, (h) all Guaranty Obligations of such Person, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value prior to the date that is 90 days after the Maturity Date any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (j) net payments that such Person would have to make in the event of an early termination as determined on the date Indebtedness of such Person is being determined in respect of Swap Contracts of such Person and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but limited to the value of the property owned by such Person securing such Indebtedness. Notwithstanding anything to the contrary in the foregoing, any Convertible Notes Hedge Transaction, any Convertible Notes Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Indebtedness. For the avoidance of doubt, the term “Indebtedness” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreement” has the meaning given to such term in the Collateral Agreement.

“Intercompany Subordinated Debt Payment” means any payment or prepayment, whether required or optional, of principal, interest or other charges on or with respect to any Subordinated Debt of the Borrower or any Restricted Subsidiary of the Borrower, so long as (a) such Subordinated Debt is owed to the Borrower or a Restricted Subsidiary of the Borrower and (b) no Event of Default under Sections 8.01(a), (b) or (f) shall have occurred and be continuing.

“Interest Coverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries as of any day, the ratio of (a) EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered to (b) the Cash Interest Expense of the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered.

“Interest Expense” means, for any Person for any period, total interest expense of such Person and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period), (a) net costs under Interest Rate Contracts for such period, (b) any commitment fee (including, in the case of the Borrower or any of its Subsidiaries, the commitment fees hereunder) accrued, accreted or paid by such Person during such period, (c) any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including, in respect of the Borrower or any of its Subsidiaries, the Letter of Credit Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period and (d) the fronting fee with respect to each Letter of Credit. For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts, (ii) exclude interest expense accrued, accreted or paid by the Borrower or any Restricted Subsidiary of the Borrower to the Borrower or any Restricted Subsidiary of the Borrower and (iii) exclude credits to interest expense resulting from capitalization of interest related to amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in conformity with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability with respect to Available Tenors in accordance with Section 3.03), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)            the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(c)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(d)            no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(e)            no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in any Committed Loan Notice.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning specified in the Collateral Agreement.

“Investment” means, as to any Person, (a) any purchase or similar acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or substantially all of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting what is known to the Borrower to be the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person. For the avoidance of doubt, (x) the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (y) transfers of property to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer in determining the amount of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any other Permitted L/C Party) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement, in form and substance satisfactory to the Administrative Agent, with respect to the Guaranty or any Security Instrument.

“Joint Venture” means any Person (a) in which the Borrower, directly or indirectly, owns any Stock and Stock Equivalents of such Person and (b) that is not a Restricted Subsidiary of the Borrower; provided that (i) the Administrative Agent, on behalf of the Secured Parties, has a valid, perfected, first priority security interest in the Stock and Stock Equivalents in such joint venture owned directly by any Loan Party (other than a BWXT Entity) except where (x) the Constituent Documents of such joint venture prohibit such a security interest to be granted to the Administrative Agent or (y) such joint venture has incurred Non-Recourse Indebtedness the terms of which either (A) require security interests in such Stock and Stock Equivalents to be granted to secure such Non-Recourse Indebtedness or (B) prohibit such a security interest to be granted to the Administrative Agent, and (ii) no Loan Party shall, whether pursuant to the Constituent Documents of such joint venture or otherwise, be under any Contractual Obligation to make Investments or incur Guaranty Obligations after the Closing Date, or, if later, at the time of, or at any time after, the initial formation of such joint venture, that would be in violation of any provision of this Agreement.

“Judgment Currency” has the meaning specified in Section 10.18.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo, each other Lender that is listed on the signature pages hereto as an “L/C Issuer” and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(l) hereof, each in its respective capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (whether pursuant to Section 2.03(l), 2.03(m), 9.06, 10.06 or otherwise), but excluding any Lender that resigns or is removed as an L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to Letters of Credit after such resignation or removal). References to the L/C Issuer herein shall, as the context may indicate (including with respect to any particular Letter of Credit, L/C Credit Extension, L/C Borrowing or L/C Obligations), mean the applicable L/C Issuer, each L/C Issuer, any L/C Issuer, or all L/C Issuers.

“L/C Issuer Sublimit” means with respect to each L/C Issuer, such amount as may be separately agreed between such L/C Issuer and the Borrower from time to time (with specific notice of such amount, and any change thereto, with respect to each L/C Issuer being promptly communicated to the Administrative Agent); provided that the L/C Issuer Sublimit with respect to any Person that ceases to be an L/C Issuer for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The L/C Obligations of (a) any Lender at any time shall be its Applicable Revolving Credit Percentage of the total L/C Obligations at such time, and (b) any particular L/C Issuer at any time shall mean the L/C Obligations allocable to Letters of Credit issued by such L/C Issuer.

“LCT Test Date” has the meaning specified in Section 1.09(a).

“Lender” has the meaning specified in the introductory paragraphs hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lender Presentation” means the Lender Presentation, dated October 14, 2025 in respect of the credit facilities provided under this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder, and includes all Existing Letters of Credit issued for the account of a Permitted L/C Party which shall be deemed to have been issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit, and a standby Letter of Credit may be a Performance Letter of Credit or a Financial Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is 30 days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement in the nature of a security interest of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any effective financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Limited Conditionality Transaction” means any Acquisition, Investment, Restricted Payment or redemption or repayment of Indebtedness requiring notice in advance of such redemption or repayment that (a) is not prohibited hereunder, and (b) is not conditioned on: (i) the availability of, or on obtaining, third-party financing, or (ii) the receipt of proceeds of any Investment.

“Liquidity” means, on any date of determination, an amount equal to the sum of (i) Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date plus (ii) so long as the conditions set forth in Sections 4.02(a) and (b) can be satisfied at such time, the excess of Revolving Credit Commitments over Revolving Credit Exposure on such date.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement (including each amendment to this Agreement), each Note, the Guaranty, each Security Instrument, each Joinder Agreement, each Committed Loan Notice, each Issuer Document, each Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.03 or 2.15 of this Agreement and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Administrative Agent, any Lender or any L/C Issuer in connection with the Loans made, Letters of Credit issued and transactions contemplated by this Agreement that is designated therein as a Loan Document (excluding any Secured Hedge Agreement, any Secured Cash Management Agreement and any bilateral letter of credit agreement with respect to any Secured Bilateral Letter of Credit Facility).

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Acquisition” means a Permitted Acquisition in which the sum of the cash consideration paid (including for the repayment and retirement of outstanding Indebtedness) plus any Indebtedness assumed equals or exceeds $100,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of the Loan Parties, taken as a whole, to perform their payment and other material obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Intellectual Property” shall mean any intellectual property owned by the Borrower or any Restricted Subsidiary that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (whether owned as of the Closing Date or thereafter acquired).

“Material Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Borrower that (a) has assets that represent more than 10% of the consolidated GAAP value of the assets of the Borrower and its Restricted Subsidiaries, inclusive of the subject Restricted Subsidiary, as of such date or (b) contributed more than 10% of the EBITDA of the Borrower and its Restricted Subsidiaries, inclusive of the subject Restricted Subsidiary, during the most recently-ended four-quarter period of the Borrower (taken as a single period), or (c) with respect to any new Person acquired or created by the Borrower, (i) would have contributed more than 10% of the EBITDA of the Borrower and its Restricted Subsidiaries, inclusive of the subject Restricted Subsidiary, on a pro forma basis as of the last day of the most recently ended four-quarter period of the Borrower (taken as a single period) or (ii) held more than 10% of the consolidated GAAP value of the assets of the Borrower and its Subsidiaries, inclusive of the subject Restricted Subsidiary, as of such date, or (d) owns, directly or indirectly, Stock or Stock Equivalents in one or more other Restricted Subsidiaries of the Borrower that, when aggregated with such Restricted Subsidiary, (i) contributed more than 10% of the EBITDA of the Borrower and its Restricted Subsidiaries, inclusive of the subject Restricted Subsidiary, during the most recently ended four-quarter period of the Borrower (taken as single period) or (ii) held more than 10% of the consolidated GAAP value of the assets of the Borrower and its Subsidiaries, inclusive of the subject Restricted Subsidiary, as of such date.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) the fifth anniversary of the Closing Date; provided that, if such date is not a Business Day, the Maturity Date shall be the next Business Day, and (ii) the Springing Maturity Date; provided that, if on the Springing Maturity Date either (1) the Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 or (2) Liquidity is greater than or equal to 125% of the aggregate outstanding principal amount of such applicable Indebtedness with respect to the Springing Maturity Date, then the Springing Maturity Date shall not occur and the Maturity Date with respect to the Revolving Credit Facility shall be determined pursuant to clause (i) of this definition, and (b) with respect to any Term Facility, the date determined in accordance with Section 2.14; provided that, if such date is not a Business Day, the Maturity Date shall be the next Business Day.

“Maturity Limitation Excluded Amount” means an aggregate amount equal to (a) the greater of (i) $600,000,000 and (ii) 100.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered, less (b) the aggregate outstanding principal amount of Incremental Equivalent Debt and Incremental Term Loans with respect to the foregoing, in each case to the extent incurred in reliance on such Maturity Limitation Excluded Amount.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of each L/C Issuer with respect to Letters of Credit issued by such L/C Issuer and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i) or (a)(ii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Recourse Indebtedness” means Indebtedness of a Joint Venture or Restricted Subsidiary of the Borrower (in each case that is not a Loan Party) (a) that, if it is incurred by a Restricted Subsidiary of the Borrower, is on terms and conditions reasonably satisfactory to the Administrative Agent, (b) that is not, in whole or in part, Indebtedness of any Loan Party (and for which no Loan Party has created, maintained or assumed any Guaranty Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Loan Party or the assets thereof (other than (i) the Stock or Stock Equivalents issued by the Joint Venture or Restricted Subsidiary that is primarily obligated on such Indebtedness that are owned by a Loan Party and (ii) a requirement that a Loan Party make an Investment of equity in such Joint Venture in connection with the terms of such Indebtedness), (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the Borrower, any Restricted Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) and any Affiliate of any of them) and (d) the source of repayment for which is expressly limited to (i) the assets or cash flows of such Restricted Subsidiary or Joint Venture and (ii) the Stock and Stock Equivalents of such Restricted Subsidiary or Joint Venture securing such Indebtedness in compliance with the provisions of clause (b) above.

“Note” means a Revolving Credit Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party (and, with respect to Secured Cash Management Agreements, Secured Hedge Agreements and Secured Bilateral Letter of Credit Facilities only, any Restricted Subsidiary of the Borrower) arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement, Secured Hedge Agreement or Secured Bilateral Letter of Credit Facilities, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party (or any Restricted Subsidiary of the Borrower solely with respect to Secured Cash Management Agreements, Secured Hedge Agreements or Secured Bilateral Letter of Credit Facilities) of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims or allowable in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, and as codified at 31 C.F.R. § 850.101 et seq., or any similar law or regulation.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans or Revolving Credit Loans, as the case may be, occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo in the applicable interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment Recipient” has the meaning assigned thereto in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guarantee” of any Person means (a) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or nonfinancial performance obligations of such Person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Restricted Subsidiary, a Joint Venture or a Consortium of such Person to support only trade payables or non-financial performance obligations of such Restricted Subsidiary, Joint Venture or Consortium, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables, customary indemnities and repurchase obligations or non-financial performance obligations of a Restricted Subsidiary, a Joint Venture or a Consortium of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with.

“Performance Guarantee Collateral” has the meaning specified in Section 7.02(r).

“Performance Letter of Credit” means (a) a standby Letter of Credit issued to secure ordinary course performance obligations in connection with project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective project engineering, procurement, construction, maintenance and other similar projects, and (b) a standby Letter of Credit issued to back a bank guarantee, surety bond, performance bond or other similar obligation in each case issued to support ordinary course performance obligations in connection with project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective project engineering, procurement, construction, maintenance and other similar projects.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under any applicable Requirements of Law.

“Permitted Acquisition” means, any Acquisition; provided that:

(a)            such Acquisition was approved by the board of directors (or other applicable governing body) of such Acquired Entity;

(b)            the Acquired Entity shall be in an Eligible Line of Business;

(c)            the Borrower and its Subsidiaries shall comply with Sections 6.22 and 6.23, as applicable, within the time periods set forth in such Sections;

(d)            at the time of such transaction:

(i)            both before and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(ii)            the Borrower would be in compliance with the Total Net Leverage Ratio set forth in Section 7.14(b) as of the last day of the most recently completed four Fiscal Quarter period ended prior to such transaction for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 7.14(b), that the maximum Total Net Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 more restrictive than the Total Net Leverage Ratio actually provided for in such Section at such time); provided that if such Acquisition is a Material Acquisition with respect to which the Borrower is effectuating a Total Net Leverage Ratio Increase, then the Total Net Leverage Ratio required to be satisfied pursuant to this clause (ii) shall be determined as if such Total Net Leverage Ratio Increase was in effect as of the last day of the four Fiscal Quarter period being utilized for such measurement; and

(iii)           if the purchase price for such Acquisition is in excess of $50,000,000, the Borrower shall have delivered (prior to or simultaneously with the closing of such Acquisition) a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent; and

(e)            if (i) the Borrower is a party to such transaction, it shall be a surviving entity thereof and shall continue as the Borrower hereunder, and (ii) any party to any such transaction is a Guarantor, the surviving entity of such transaction shall either be a Guarantor or become a Guarantor pursuant to Section 6.22.

“Permitted BWXT Owner” has the meaning specified in Section 7.15.

“Permitted L/C Party” means (a) the Borrower, (b) any Restricted Subsidiary of the Borrower, (c) any Joint Venture and (d) any Consortium.

“Permitted Ratio Debt” has the meaning specified in Section 7.01(p).

“Permitted Supply Chain Financing” means one or more customary supply-chain financing transactions whereby the Borrower or any Restricted Subsidiary sells to a third-party purchaser all or a portion of the accounts receivable owing to the Borrower or such Restricted Subsidiary from one or more designated customer(s) of the Borrower or such Restricted Subsidiary (but, for the avoidance of doubt, excluding (x) a sale or sales of all or substantially all of the accounts receivable of the Borrower or such Restricted Subsidiary generally, unless such Restricted Subsidiary only has one primary customer, and (y) any such sale or sales entered into in connection with an accounts receivable securitization transaction or any revolving credit or term loan financing transactions); provided that:

(a)  such transaction shall be evidenced by a receivables purchase agreement or other similar documentation on arm’s-length terms and conditions customary for supply-chain financing arrangements (as determined by the Borrower in good faith) or as otherwise agreed by the Administrative Agent;

(b)  the proceeds of such sales are received in cash and are in an amount equal to the face value of the sold accounts receivable, net of a commercially reasonable and customary discount rate based on then current market conditions, in each case, in the reasonable judgment of the Borrower; and

(c)  such sales are structured, and are intended to be treated, as true sales of accounts receivable without recourse to the Borrower or any of its Restricted Subsidiaries other than limited recourse typical of such transactions resulting from the breach of appropriate and customary representations, warranties or covenants by the Borrower or any Restricted Subsidiary, as applicable, with respect to the sold accounts receivable.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.01.

“Pledged Equity Interests” has the meaning specified in the Collateral Agreement.

“Projections” means those financial projections prepared by management of the Borrower consisting of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries covering the Fiscal Years ending in 2025 through 2028, inclusive, delivered to the Administrative Agent by the Borrower.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.20.

“Rabbi Trust” means a “rabbi trust” or other similar arrangement established by the Borrower or any of its Restricted Subsidiaries to hold assets in connection with an employee benefit plan or arrangement.

“Rating” means the corporate rating established for the Borrower by S&P, the corporate family rating established for the Borrower by Moody’s or the corporate rating established for the Borrower by Fitch, as applicable; provided that if the rating system of S&P, Moody’s or Fitch shall change, or if S&P, Moody’s or Fitch shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of the ratings as set forth in this definition and, pending the effectiveness of any such amendment, the Rating shall be determined by reference to the ratings as most recently in effect prior to such change or cessation.

“Real Property” means all real property owned or leased from time to time by any Loan Party or any of its Restricted Subsidiaries.

“Recipient” means the Administrative Agent, any Lender or any L/C Issuer.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property and, in each case, in violation of Environmental Law.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions required by any applicable Requirement of Law to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post remedial monitoring and care.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the unused Aggregate Commitments. The Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that the amount of any participation in any Swing Line Loan and any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments. The Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided that the amount of any participation in any Swing Line Loan and any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or applicable L/C Issuer, as the case may be, in making such determination.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, territorial, local and foreign laws, rules and regulations, treaties, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer, secretary or assistant secretary, controller or vice president of a Loan Party or any other authorized person designated by any of the foregoing officers in writing and reasonably acceptable to the Administrative Agent (which shall include a specimen signature and incumbency confirmation reasonably satisfactory to the Administrative Agent) and, solely for purposes of notices given for Credit Extensions, amendments to Letters of Credit, and continuations and conversions of Loans, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent (which such notice shall include a specimen signature and incumbency confirmation reasonably satisfactory to the Administrative Agent) or any other officer of the Borrower designated in writing or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents (other than Disqualified Stock) or a dividend or distribution payable solely to the Borrower or one or more Guarantors, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding other than one payable solely to the Borrower or one or more Guarantors and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Indebtedness) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of the Borrower or any other Loan Party, other than any Intercompany Subordinated Debt Payment or any required payment, prepayment, redemption, retirement, purchases or other payments, in each case to the extent permitted to be made by the terms of such Subordinated Debt.

“Restricted Subsidiary” shall mean each Subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Revaluation Date” means, subject to Section 1.05, with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date, (ii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, but only as to such Existing Letters of Credit, and (iii) such additional dates as the Administrative Agent shall determine.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. As of the Closing Date, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments shall equal $1,250,000,000.

“Revolving Credit Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Increase Lender” has the meaning specified in Section 2.14(d)(ii).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or holds outstanding Revolving Credit Exposure at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic or trade sanction or trade embargo enacted, imposed, administered or enforced at the time of determination by the United States Government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, the French Republic, the Government of Canada (including without limitation, the Royal Canadian Mounted Police), or other relevant sanctions authority exercising jurisdiction.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bilateral Letter of Credit Facility” means any bilateral letter of credit facility or facility for bank guarantees (other than Letters of Credit) issued by any Bilateral L/C Provider for the account of the Borrower or any of its Restricted Subsidiaries that is designated by the Borrower as a “Secured Bilateral Letter of Credit Facility” by written notice to the Administrative Agent at any time; provided that the aggregate amount of bilateral letter of credit facilities and/or facilities for bank guarantees included as “Secured Bilateral Letter of Credit Facilities” hereunder shall not exceed at any time the greater of (x) $120,000,000 and (y) 20.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between or among the Borrower and/or any (or one or more) Restricted Subsidiary of the Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any Secured Swap Contract that is entered into by and between or among the Borrower and/or any (or one or more) Restricted Subsidiary of the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, the Swing Line Lender, the Hedge Banks, the Cash Management Banks, the Bilateral L/C Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Instruments.

“Secured Swap Contracts” means all Swap Contracts entered into by the Borrower and/or any (or one or more) Restricted Subsidiary of the Borrower designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Instruments” means, collectively, the Collateral Agreement, each Intellectual Property Security Agreement, and all other agreements (including Joinder Agreements, control agreements, supplements, collateral assignments and similar agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower, any Restricted Subsidiary or other Person (other than a Lender) shall grant or convey to the Administrative Agent (for the benefit of the Secured Parties) a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document.

“Senior Notes” means, collectively, the 2028 Senior Notes and the 2029 Senior Notes.

“Senior Note Indentures” means, collectively, the 2028 Senior Note Indenture and the 2029 Senior Note Indenture, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited under the Loan Documents and any indenture, note purchase agreement or other agreements entered into in connection with a refinancing (in whole or in part) of the Senior Notes that is permitted hereunder.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 2.08(a).

“Specified Representations” means, those representations and warranties made by the Borrower contained in Sections 5.01, 5.02, 5.09, 5.11, 5.18, 5.19 and 5.20.

“Spot Rate” means, subject to Section 1.05, for a currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Springing Maturity Date” means the date that is 91 days prior to the stated maturity date of any unsecured Indebtedness incurred by any Loan Party that remains outstanding if on such date the aggregate outstanding principal amount of such Indebtedness is greater than an amount equal to 100% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered; provided further that if such date is not a Business Day, the Springing Maturity Date shall be the immediately preceding Business Day.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means Indebtedness of the Borrower or any of its Subsidiaries that is, by its terms, expressly subordinated to the prior payment of any of the Obligations pursuant to subordination terms and conditions reasonably satisfactory to the Administrative Agent. The terms of any Subordinated Debt may permit Intercompany Subordinated Debt Payments. For the avoidance of doubt, any Convertible Notes Permitted Indebtedness shall not constitute Subordinated Debt.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that any reference herein or in any other Loan Document to a “Subsidiary” of the Borrower shall exclude any Person whose financial statements are not consolidated with the financial statements of the Borrower in accordance with GAAP. Except as set forth in Section 1.03, unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning specified in Section 10.20.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that neither any Convertible Notes Hedge Transaction nor any Convertible Warrant Transaction shall constitute a Swap Contract.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Tax Affiliate” means, with respect to any Person, (a) any Restricted Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated U.S. federal income tax returns or consolidated, combined, unitary or similar tax returns for state, local or foreign tax purposes.

“Tax Return” has the meaning specified in Section 5.07.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Facility” means any or all, as the context may indicate, of any new term facility established pursuant to Section 2.14.

“Term Loan” means an advance under a Term Facility.

“Term Loan Increase” has the meaning specified in Section 2.14(a).

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means an amount equal to the greater of (a) $180,000,000 and (b) 30.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered.

“Title IV Plan” means an “employee pension benefit plan” (as defined by Section 3(2) of ERISA), other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, the Revolving Credit Exposure and the aggregate outstanding principal amount of the Term Loans held by such Lender at such time.

“Total Net Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries as of any day, the ratio of (a) (i) Financial Covenant Debt of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of such day minus (ii) up to the greater of (x) $300,000,000 and (y) 50.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered of Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such day (excluding the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount) to (b) EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered.

“Total Net Leverage Ratio Increase” has the meaning specified in Section 7.14(b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Trade Date” has the meaning assigned thereto in Section 10.06(h)(i).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash and Cash Equivalents” means, at any time, cash and Cash Equivalents reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date to the extent such cash or Cash Equivalent is not subject to any Lien (other than a Lien in favor of the Administrative Agent for the Secured Parties or a Customary Permitted Lien described in clause (h) of the definition thereof) or any restriction as to its use such that it would be considered “restricted cash” under GAAP.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower identified as an “Unrestricted Subsidiary” on Schedule 1.01(c), (ii) any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 6.28 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.02(a) and 2.05(a), in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.20.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(III).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or similar controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors.

“Wholly-Owned” means, in respect of any Subsidiary of any Person, a circumstance where all of the Stock of such Subsidiary (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the Fiscal Year ended December 31, 2024, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)            Consolidation of Variable Interest Entities and other Persons. All references herein to consolidated financial statements of the Borrower and its Restricted Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein. All references herein to consolidated financial statements (but not to elements of financial statements used to calculate financial covenants or similar provisions) of the Borrower and its Subsidiaries shall include any Person whose financial statements are consolidated with the financial statements of the Borrower in accordance with GAAP.

(d)            Capital Leases. Notwithstanding anything to the contrary contained herein (including in paragraph (a), (b) or (c) above or in the definition of “Capital Lease,” or “Capital Lease Obligations”), only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on December 31, 2017 shall be considered Capital Leases (and leases not so treated shall be treated as operating leases) and all calculations and deliverables (other than financial statements) under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.04        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent shall determine the Dollar Equivalent amount of each Letter of Credit denominated in an Alternative Currency. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)            Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c)            Notwithstanding the foregoing provisions of this Section 1.05 or any other provision of this Agreement, (i) each L/C Issuer may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such L/C Issuer by reference to exchange rates determined using any reasonable method customarily employed by such L/C Issuer for such purpose and (ii) the Dollar Equivalent of all Existing Letters of Credit denominated in Alternative Currencies shall as of the Closing Date be as set forth on Schedule 2.03.

1.06        Alternative Currencies.

(a)            The Borrower may from time to time request that one or more L/C Issuers issue and maintain Letters of Credit denominated in a currency other than Dollars. Any such request shall be subject to the approval of the L/C Issuer that will be issuing Letters of Credit in such currency.

(b)            Any such request shall be made by the Borrower to one or more L/C Issuers not later than 11:00 a.m., ten Business Days prior to the date of the desired issuance of a Letter of Credit in such currency (or such other time or date as may be agreed by any such L/C Issuer, in its sole discretion).

(c)            If any L/C Issuer consents to the issuance of Letters of Credit in such requested currency, such L/C Issuer shall so notify the Borrower and the Administrative Agent, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by each such approving L/C Issuer (but not by any L/C Issuer not approving such currency).

(d)            Prior to the Closing Date, each L/C Issuer may agree, or may have agreed under the Existing Credit Agreement, with the Borrower to issue Letters of Credit in particular currencies (other than Dollars) immediately upon, and at all times after, the Closing Date, or under the Existing Credit Agreement, and each L/C Issuer and the Borrower shall notify the Administrative Agent (if not already notified pursuant to the Existing Credit Agreement) of the currencies (other than Dollars) approved by such L/C Issuer prior to or on the Closing Date.

1.07        Times of Day; Rates.

(a)            Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(b)            The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.08        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.09        Limited Conditionality Transaction.

Notwithstanding anything to the contrary in this Agreement, in the event that the Borrower notifies the Administrative Agent in writing that any proposed transaction is a Limited Conditionality Transaction and that the Borrower wishes to test the conditions to such Limited Conditionality Transaction and the availability of Indebtedness that is to be used to finance such Limited Conditionality Transaction in accordance with this Section, then the following provisions shall apply:

(a)            any condition to such Limited Conditionality Transaction or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Conditionality Transaction or the incurrence of such Indebtedness, shall be satisfied if (i) no Event of Default under any of Sections 8.01(a), 8.01(b) or 8.01(f) shall have occurred and be continuing both before and after giving effect to such Limited Conditionality Transaction and any Indebtedness incurred in connection therewith (including such additional Indebtedness) and (ii) no Default or Event of Default shall have occurred and be continuing at the time of execution of the definitive agreement governing such Limited Conditionality Transaction (such date, the “LCT Test Date”);

(b)            any condition to such Limited Conditionality Transaction or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Limited Conditionality Transaction or the incurrence of such Indebtedness shall be satisfied if (i) the representations and warranties in the Loan Documents are true and correct in all material respects at the time of the execution of the definitive agreement governing such Limited Conditionality Transaction (unless such representation relates to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date) and (ii) as of the date of consummation of such Limited Conditionality Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness shall be true and correct in all material respects (or, with respect to representations and warranties qualified by a materiality standard, in all respects), but only to the extent that the Borrower or its applicable Restricted Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Conditionality Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct in all material respects (or, with respect to representations and warranties qualified by a materiality standard, in all respects) and (B) the Specified Representations shall be true and correct in all material respects after giving effect to such Limited Conditionality Transaction and any Indebtedness incurred in connection therewith (unless such representation relates to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date);

(c)            any financial ratio test or condition to be tested in connection with such Limited Conditionality Transaction and the availability of such Indebtedness will be tested as of the LCT Test Date, in each case, after giving effect to the relevant Limited Conditionality Transaction and related incurrence of Indebtedness, on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Conditionality Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Conditionality Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of the Borrower and its Restricted Subsidiaries or the Person subject to such Limited Conditionality Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;

(d)            except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Conditionality Transaction is consummated and the date that the definitive agreement for such Limited Conditionality Transaction is terminated or expires without consummation of such Limited Conditionality Transaction, any such ratio or basket shall be calculated (i) on a pro forma basis assuming such Limited Conditionality Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Conditionality Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Rate and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 7.14 shall, in each case be calculated assuming such Limited Conditionality Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated; and

(e)            if such Limited Conditionality Transaction is being funded by an Incremental Increase, the applicable Lenders providing such Incremental Increase shall have agreed that this Section 1.09 applies with respect to the funding of the Indebtedness thereunder.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Transactions such that each of the possible scenarios is separately tested.

1.10        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.11        Certain Determinations.

(a)            For purposes of the covenants described in Sections 7.01, 7.02, 7.03 and 7.05, if any Indebtedness, Lien, Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described therein, the Borrower may divide and classify such Indebtedness, Liens, Investments or Restricted Payments (or a portion thereof) in any manner that complies with the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.05, as applicable, and may later divide and reclassify any such Indebtedness, Lien, Investment or Restricted Payment so long as the Indebtedness, Lien, Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(b)            Unless otherwise specified herein, the baskets and other exceptions set forth in Article VII of this Agreement (or in any defined term used in Article VII) shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets or other exceptions and, for the avoidance of doubt, if any of such baskets (including ratio based baskets) are exceeded as a result of fluctuations to EBITDA for the most recently completed period of measurement thereof after the last time such baskets (including ratio based baskets) were calculated for any purpose under Article VII, such baskets (including ratio based baskets) will not be deemed to have been exceeded as a result of such fluctuations. If any Indebtedness or Liens securing Indebtedness are incurred to refinance Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of EBITDA at the time of incurrence, and such refinancing would cause the percentage of EBITDA restriction to be exceeded if calculated based on the EBITDA on the date of such refinancing, such percentage of EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, being refinanced, plus an amount equal to premiums, defeasance costs and fees and expenses in connection therewith.

(c)            Notwithstanding anything to the contrary herein, (i) if any incurrence-based financial ratios or tests (including, without limitation, any Total Net Leverage Ratio and/or Interest Coverage Ratio tests) (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including any related builder or grower component) that do not require compliance with a financial ratio or tests (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio and/or Interest Coverage Ratio tests) (any such amounts, “Incurrence-Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence-Based Amounts, shall be deemed to have automatically occurred even if not elected by the Borrower (unless the Borrower otherwise notifies the Administrative Agent) and (ii) in calculating any Incurrence-Based Amounts, (including any Financial Incurrence Tests), any (x) Indebtedness concurrently incurred to fund original issue discount and/or upfront fees and (y) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount, in each case of the foregoing clauses (x) and (y), shall not be given effect in calculating the applicable Incurrence-Based Amount (but giving pro forma effect) to all applicable and related transactions (including the use of proceeds of all Indebtedness and any repayments, repurchases and redemptions of Indebtedness) and all other pro forma adjustments.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to the Borrower in Dollars (a “Revolving Credit Loan”) from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Dollar Equivalent of the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Dollar Equivalent of the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)            Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans (or such shorter period agreed to by the Administrative agent with respect to the Borrowing of SOFR Loans on the Closing Date), and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Revolving Credit Loans shall be made as, or converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a SOFR Loan.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (i) 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice for Borrowing of any Revolving Credit Loan requested in a Committed Loan Notice that was received prior to the Business Day specified for such Borrowing in the applicable Committed Loan Notice and (ii) 3:00 p.m. in the case of any Borrowing of a Revolving Credit Loan requested in a Committed Loan Notice that was received on the same Business Day as the Business Day specified for Borrowing in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)            Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Revolving Credit Facility.

2.03        Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)             Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies applicable to such L/C Issuer for the account of any Permitted L/C Party, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Permitted L/C Party and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (u) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (v) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (w) the Outstanding Amount of the L/C Obligations in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (x) the aggregate Outstanding Amount of all Financial Letters of Credit and commercial letters of credit shall not exceed $50,000,000, (y) the Outstanding Amount of L/C Obligations of any L/C Issuer shall not exceed the L/C Issuer Sublimit of such L/C Issuer and (z) the Outstanding Amount of all Letters of Credit hereunder shall not exceed $200,000,000. Each request by the Borrower or a Permitted L/C Party for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period listed in subclause (A)(1) of this Section, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. For the avoidance of doubt, all Letters of Credit outstanding under the Existing Credit Agreement as of the Closing Date for the account of a Permitted L/C Party shall in each case be deemed to have been Letters of Credit issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)            No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the date that is seven Business Days prior to the Maturity Date (each such issued Letter of Credit, an “Extended Letter of Credit”) unless the applicable L/C Issuer has approved such later expiry date, it being acknowledged and agreed that each such Extended Letter of Credit shall be Cash Collateralized in accordance with Section 6.27.

(iii)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Requirement of Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)            the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)            except as otherwise agreed by such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)            except as otherwise agreed by such L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency applicable to such L/C Issuer;

(E)            such L/C Issuer does not, as of the issuance date of such requested Letter of Credit, issue Letters of Credit in the requested currency; or

(F)            any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)            No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)            No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)            Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers or any of them.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)             Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower or the applicable Permitted L/C Party. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day unless otherwise permitted by such L/C Issuer); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such requested Letter of Credit is a Performance Letter of Credit, a Financial Letter of Credit or a commercial Letter of Credit; (H) the Permitted L/C Party for whom such Letter of Credit is to be issued; and (I) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day unless otherwise permitted by such L/C Issuer); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Permitted L/C Party or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)            If the Borrower or any Permitted L/C Party so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once prior to the then applicable expiration date of such Letter of Credit (without giving effect to the next ensuing extension thereof) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit such extensions of such Letter of Credit; provided that if any such extension results in any such Letter of Credit becoming an Extended Letter of Credit the Borrower shall provide Cash Collateral therefor in accordance with Section 6.27; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of any draw under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit that has been drawn upon the amount of all draws thereunder, in Dollars (or the Dollar Equivalent of such payment if such payment was made in an Alternative Currency), no later than (x) the Business Day on which the L/C Issuer has provided notice thereof to the Borrower if such notice has been provided prior to 11:00 a.m. on such Business Day, or (y) no later than 10:00 a.m. on the next succeeding Business Day after the Borrower receives such notice from such L/C Issuer if such notice is not received prior to 11:00 a.m. on such day (each such date, an “Honor Date”), and such L/C Issuer shall provide prompt notice to the Administrative Agent of such reimbursement. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the Administrative Agent shall provide such notice, along with the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof, to each Revolving Credit Lender. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)            Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against any L/C Issuer, the Borrower, any Restricted Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)             At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and, without duplication, to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)             any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)            any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vii)           any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Restricted Subsidiary or in the relevant currency markets generally; or

(viii)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Restricted Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid, but only to the extent not prohibited by any applicable Requirement of Law.

(f)            Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)            Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower or any other Permitted L/C Party for, and no L/C Issuer’s rights and remedies against the Borrower or any other Permitted L/C Party shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any Requirement of Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender (subject to Section 2.16) in accordance with its Applicable Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate for commercial Letters of Credit times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate for such type (Financial Letter of Credit or Performance Letter of Credit) of such Letter of Credit times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the Dollar Equivalent of the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at a rate separately agreed to between the Borrower and such L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and such L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter or otherwise agreed between such L/C Issuer and the Borrower, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee with respect to standby Letters of Credit shall be due and payable on the tenth Business Day after the last Business Day of each March, June, September and December in respect of the then-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Such fronting fee with respect to commercial Letters of Credit shall be due and payable as provided in subparts (i) and (ii) above. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)            Letters of Credit Issued for Permitted L/C Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, is for the account of, or the applicant therefor is, a Permitted L/C Party other than the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account, or upon the application, of Permitted L/C Parties other than the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Permitted L/C Parties.

(l)            Additional L/C Issuers. In addition to Wells Fargo and each L/C Issuer listed on the signature pages hereto as an “L/C Issuer,” the Borrower may from time to time, with notice to the Revolving Credit Lenders and the consent of the Administrative Agent and the applicable Revolving Credit Lender being so appointed, appoint additional Revolving Credit Lenders to be L/C Issuers hereunder, provided that the total number of L/C Issuers at any time shall not exceed six Revolving Credit Lenders (or such larger number of additional Revolving Credit Lenders as the Administrative Agent may agree to permit from time to time). Upon the appointment of a Revolving Credit Lender as an L/C Issuer hereunder such Person shall become vested with all of the rights, powers, privileges and duties of an L/C Issuer hereunder.

(m)            Removal of L/C Issuers. The Borrower may at any time remove Wells Fargo or any L/C Issuer that is appointed pursuant to subpart (l) above, if either such Person is at such time a Defaulting Lender or such Person consents to such removal; provided that (i) such removal shall be made upon not less than 30 days’ prior written notice to such L/C Issuer and the Administrative Agent (or such shorter time as such L/C Issuer shall agree) and (ii) such removed L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by such L/C Issuer and outstanding as of the effective date of its removal as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Without limiting the foregoing, upon the removal of a Lender as an L/C Issuer hereunder, the Borrower may, or at the request of such removed L/C Issuer the Borrower shall use commercially reasonable efforts to, arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed L/C Issuer and outstanding at the time of such removal, or make other arrangements satisfactory to the removed L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the removed L/C Issuer with respect to any such Letters of Credit.

(n)            Reporting of Letter of Credit Information and L/C Issuer Sublimit. At any time that there is more than one L/C Issuer, then on (i) the last Business Day of each calendar month, and (ii) each date that an L/C Credit Extension occurs with respect to any Letter of Credit, each L/C Issuer (or, in the case of part (ii), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder, including any auto-renewal or termination of auto-renewal provisions in such Letter of Credit. In addition, each L/C Issuer shall provide notice to the Administrative Agent of its L/C Issuer Sublimit, or any change thereto, promptly upon it becoming an L/C Issuer or making any change to its L/C Issuer Sublimit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

(o)            Cash Collateralized Letters of Credit. If the Borrower has fully Cash Collateralized the applicable L/C Issuer with respect to any Extended Letter of Credit issued by such L/C Issuer in accordance with Section 6.27 and the Borrower and the applicable L/C Issuer have made arrangements between them with respect to the pricing and fees associated therewith (each such Extended Letter of Credit a “Cash Collateralized Letter of Credit”), then on the day that is 95 days (or such shorter period of time permitted by such L/C Issuer) after the date of notice to the Administrative Agent thereof by the applicable L/C Issuer (so long as such Cash Collateral has remained in place for the entirety of such 95-day (or applicable shorter) period), and for so long as such Cash Collateral remains in place (i) such Cash Collateralized Letter of Credit shall cease to be a “Letter of Credit” hereunder, (ii) such Cash Collateralized Letter of Credit shall not constitute utilization of the Revolving Credit Facility, (iii) no Revolving Credit Lender shall have any further obligation to fund participations, L/C Borrowings or Revolving Credit Loans to reimburse any drawing under any such Cash Collateralized Letter of Credit, (iv) no Letter of Credit Fee shall be due or payable to the Revolving Credit Lenders, or any of them, hereunder with respect to such Cash Collateralized Letter of Credit, and (v) any fronting fee, issuance fee or other fee with respect to such Cash Collateralized Letter of Credit shall be as agreed separately between the Borrower and such L/C Issuer.

2.04        Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)            Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)            Refinancing of Swing Line Loans.

(i)             The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)            Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)            At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)            Optional.

(i)            The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may, subject to Section 3.05, be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(i) shall be applied as directed by the Borrower. Subject to Section 2.16, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)            The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may, subject to Section 3.05, be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Mandatory.

(i)             If the Administrative Agent notifies the Borrower at any time that the Total Revolving Credit Outstandings at such time exceed the aggregate Revolving Credit Commitments in effect at such time (including as a result of a fluctuation in the Spot Rate of over 3% from the original Spot Rate in respect of any L/C Obligations denominated in an Alternative Currency), then, within five Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Revolving Credit Facility then in effect; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment in full of the Revolving Credit Loans, the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(ii)            Except as otherwise provided in Section 2.16, prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations in full. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the applicable L/C Issuer or the applicable Revolving Credit Lenders, as applicable.

2.06        Termination or Reduction of Revolving Credit Commitments.

(a)            Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (d) if, after giving effect to any reduction of the Revolving Credit Facility, the Alternative Currency Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such Sublimit shall be automatically reduced by the amount of such excess. Except as provided in the preceding sentence, the amount of any such Revolving Credit Facility reduction shall not be applied to the Alternative Currency Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.

(b)            Application of Commitment Reductions; Payment of Fees.

(i)            The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Revolving Credit Facility. Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Revolving Credit Percentage. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(ii)            Notwithstanding anything to the contrary contained herein, a notice of termination of the Revolving Credit Commitments and the prepayment in full of the Loans in connection therewith may state that such notice is conditioned upon the effectiveness of other credit facilities, and if any notice so states it may be revoked by the Borrower by notice to the Administrative Agent on or prior to the date specified for the termination of the Revolving Credit Commitments and such prepayment that the refinancing condition has not been met and the termination and prepayment is to be revoked, provided that the Borrower will continue to be responsible for any costs or expenses pursuant to Section 3.05 in connection with the failure to prepay Loans resulting from such revocation.

2.07        Repayment of Loans.

(a)            Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans made to the Borrower outstanding on such date.

(b)            Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date 10 Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08        Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)            (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(ii)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iii)            Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses 2.08(b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iv)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)            In connection with the use or administration of Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.09        Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)            Commitment Fee.

(i)            The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender (subject to Section 2.16(a)(iii) with respect to Defaulting Lenders) in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee with respect to the Revolving Credit Facility shall accrue at all times during the Availability Period with respect to the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day after the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.

(ii)            The commitment fees set forth in clause (i) above shall each be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by such Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)            Other Fees.

(i)            The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees.

(a)            All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower, the Administrative Agent or the Required Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11        Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Promptly after the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made free and clear and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent or the applicable L/C Issuer after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)         Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to (A) 12:00 noon on the date of such Borrowing if such Borrowing is to be made on a Business Day other than the date the Administrative Agent received the applicable Committed Loan Notice with respect to such Borrowing and (B) 2:00 p.m. on the date of such Borrowing if such Borrowing is to be made on the same Business Day as the date the Administrative Agent received the applicable Committed Loan Notice with respect to such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. Subject to the application of Section 8.03 by its terms, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14        Increase in Commitments.

(a)            Request for Increase. The Borrower may, from time to time, request by written notice to the Administrative Agent (x) one or more increases in the Revolving Credit Facility (each, a “Revolving Credit Increase”), (y) one or more term loan tranches to be made available to the Borrower (each, an “Incremental Term Loan”) and (z) one or more increases in any Incremental Term Loan (each, a “Term Loan Increase”; each Revolving Credit Increase, each Incremental Term Loan and each Term Loan Increase, collectively, referred to as the “Incremental Increases”); provided that (i) the principal amount for all such Incremental Increases, in the aggregate, after the Closing Date (including the then requested Incremental Increase) shall not exceed the sum of (such amount, the “Incremental Cap”) (x)(A) the greater of (I) the Dollar Equivalent of $600,000,000 (for the avoidance of doubt, no Lender with respect to any Incremental Increase shall be obligated to disburse any Incremental Increases in any currency other than Dollars without its consent) and (II) 100.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered, plus (y) all voluntary prepayments of Term Loans (if any) after the date such Term Loans (if any) are advanced pursuant to clause (x) above plus (z) such additional unlimited amounts, such that, after giving effect to such Incremental Increases, (1) when a Collateral Release Period is not in effect, the First Lien Net Leverage Ratio of the Borrower shall be no greater than 3.00 to 1.00, and (2) when a Collateral Release Period is in effect, the Total Net Leverage Ratio of the Borrower shall be no greater than 3.75 to 1.00 (or, to the extent a Total Net Leverage Ratio Increase is in effect, 4.25 to 1.00), in each case on a pro forma basis (without netting the proceeds of such Incremental Increases and treating all Incremental Increases then incurred as fully drawn for purposes of such calculation); (ii) any such request for an Incremental Increase shall be in a minimum Dollar or Dollar Equivalent amount of $25,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section); (iii) no Revolving Credit Increase shall increase the Swing Line Sublimit without the consent of the Swing Line Lender; (iv) any Revolving Credit Increase may, at the request of the Borrower, be available for the issuance of Letters of Credit within the limits of the L/C Issuer Sublimits; (v) no Incremental Term Loan shall mature earlier than the latest Maturity Date for any Facility then in effect or have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Term Facility (if any) (but may have amortization prior to such maturity date); provided that the requirements set forth in this clause (v) shall not apply with respect to a principal amount of Incremental Term Loans not to exceed the Maturity Limitation Excluded Amount; (vi) each Incremental Term Loan shall (A) rank pari passu in right of payment, prepayment, voting and/or security with the Loans and (B) shall have an Applicable Rate or pricing grid as determined by the Lenders providing such Incremental Term Loans and the Borrower; (vii) except as provided above, if a Term Facility is then in effect, all other terms and conditions applicable to any Term Loan Increase or Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the existing Term Facilities (if any), shall be reasonably satisfactory to the applicable Lenders providing such Term Loan Increase or Incremental Term Loan and the Borrower; provided that any terms (when taken as a whole) that are materially more restrictive to the Borrower and its Restricted Subsidiaries shall be added to the Term Facility hereunder, provided further that if such terms have been amended, modified or removed by the requisite Lenders providing such Incremental Term Loans, such terms shall be automatically deemed amended, modified or removed in respect of each other Term Facility hereunder (or tranche thereof) which shall be in form reasonably satisfactory to the Administrative Agent; (viii) except as provided above, if no Term Facility is then in effect, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Revolving Credit Facility, shall be reasonably satisfactory to the Administrative Agent, the applicable Lenders providing such Incremental Term Loan and the Borrower; provided that, if any such terms (when taken as a whole) are materially more restrictive to the Borrower and its Restricted Subsidiaries, then such material terms shall be automatically added to the Revolving Credit Facility hereunder without any further action by or consent of any Person; and (ix) each Incremental Increase shall constitute Obligations hereunder and shall be guaranteed pursuant to the Guaranty and, to the extent a Collateral Release Period is not in effect, secured pursuant to the Collateral Agreement and the other Security Instruments on a pari passu basis.

(b)           Process for Increase. Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Borrower and the Lenders providing such Incremental Increase (including any other Person that qualifies as an Eligible Assignee (each such other Person, an “Additional Lender”)) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each proposed Additional Lender providing such Incremental Increase to the extent the Administrative Agent would be required to consent to an assignment to such Additional Lender pursuant to Section 10.06(b)(iii) and (ii) in the case of any Revolving Credit Increase, each L/C Issuer and the Swing Line Lender shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase if such consent by the L/C Issuers or the Swing Line Lender, as the case may be, would be required under Section 10.06(b)(iii) for an assignment of Revolving Credit Loans or Revolving Credit Commitments to such Lender or proposed Additional Lender; provided further that the Borrower shall not be required to offer or accept commitments from existing Lenders for any Incremental Increase. No Lender shall have any obligation to increase its Revolving Credit Commitment, increase its Term Loans or participate in any Incremental Term Loan, as the case may be, and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.

(c)            Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date of any Incremental Increase (the “Increase Effective Date”). The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.

(d)            Conditions.

(i)            As a condition precedent to each Incremental Increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and, if reasonably determined by the Administrative Agent to be necessary or desirable under applicable Requirements of Law with respect to the Loan Documents of a Guarantor, of each such Guarantor, dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower or each such Guarantor, as applicable, and (A) certifying and attaching the resolutions adopted by the Borrower or such Guarantor approving or consenting to such Incremental Increase (which, with respect to any such Loan Party, may, if applicable, be the resolutions entered into by such Loan Party in connection with the incurrence of the Obligations on the Closing Date) and (B) certifying that (1) both before and immediately after giving effect to such Incremental Increase, as of the Increase Effective Date, no Event of Default shall exist and be continuing, (2) immediately after giving effect to such Incremental Increase, as of the Increase Effective Date, the Borrower shall be in pro forma compliance (after giving effect to the incurrence of such Incremental Increase and the use of proceeds thereof) with each of the financial covenants contained in Section 7.14 and (3) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, with respect to representations or warranties modified by a materiality or Material Adverse Effect standard, each such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this clause (i)(B)(3), the representations and warranties contained in Sections 5.04(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively. In addition, as a condition precedent to each Incremental Increase, the Borrower shall deliver or cause to be delivered such other officer’s certificates, organizational documents and legal opinions of the type delivered on the Closing Date as are reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(ii)            Each Revolving Credit Increase shall have substantially the same terms as the outstanding Revolving Credit Loans and be part of the existing Revolving Credit Facility hereunder. Upon each Revolving Credit Increase (x) each Revolving Credit Lender having a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Credit Lender providing a portion of the Revolving Credit Increase (each, a “Revolving Credit Increase Lender”) in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in (1) Letters of Credit and (2) Swing Line Loans, will, in each case, equal each Revolving Credit Lender’s Applicable Revolving Credit Percentages (after giving effect to such increase in the Revolving Credit Facility) and (y) if, on the date of such increase there are any Revolving Credit Loans outstanding, the Revolving Credit Lenders shall make such payments among themselves as the Administrative Agent may reasonably request to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from such Revolving Credit Increase, and the Borrower shall pay to the applicable Lenders any amounts required to be paid pursuant to Section 3.05 in connection with such payments among the Revolving Credit Lenders as if such payments were effected by prepayments of Revolving Credit Loans.

(iii)            To the extent that any Incremental Increase shall take the form of a Term Loan Increase or an Incremental Term Loan, this Agreement may be amended to the extent necessary (without the need to obtain the consent of any Lender or any L/C Issuer other than the Lenders providing such Incremental Term Loans or Term Loan Increase), including with respect to such terms as are customary for a term loan commitment, including mandatory prepayments, assignments and voting provisions; provided that (i) if no Term Facility exists at such time, if any such terms (when taken as a whole) are materially more restrictive to the Borrower and its Restricted Subsidiaries then such material terms shall be added to the Revolving Credit Facility hereunder, provided that, the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans, (ii) if a Term Facility exists at such time, if any such terms (when taken as a whole) are materially more restrictive to the Borrower and its Restricted Subsidiaries then such material terms shall be added to the Term Facility hereunder, provided that if such terms have been amended, modified or removed by the requisite Lenders providing such Incremental Term Loans, such terms shall be automatically deemed amended, modified or removed in respect of each other Term Facility hereunder (or tranche thereof) without any further action by or consent of any Person, and (iii) no such terms or amendment shall contravene any of the terms of the then existing Loan Documents. On any Increase Effective Date on which any Incremental Increase in the form of a Term Loan Increase or an Incremental Term Loan is effective, subject to the satisfaction of the terms and conditions in this Section 2.14, each Lender of such new Term Loan Increase or an Incremental Term Loan shall make an amount equal to its commitment to such new Term Loan Increase or an Incremental Term Loan available to the Borrower, in a manner consistent with Borrowings hereunder. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each increasing Lender participating in such tranche, each Additional Lender, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14.

(iv)            Notwithstanding anything to the contrary contained in this subsection 2.14(d), to the extent agreed to by the applicable Lenders providing an Incremental Increase, the only conditions precedent to any Incremental Increase incurred in connection with a Limited Conditionality Transaction shall be those set forth in Section 1.09.

(e)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15        Cash Collateral.

(a)           Certain Credit Support Events. If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iii) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) (or such longer period of time permitted by the Administrative Agent and the applicable L/C Issuer) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral pursuant to the preceding sentence are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the applicable Minimum Collateral Amount as required by the preceding sentence, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such applicable Minimum Collateral Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(b)           Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing (unless otherwise agreed by the depositary) deposit accounts at the Administrative Agent or the relevant L/C Issuer, as applicable. To the extent provided by the Borrower, the Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the relevant L/C Issuer or to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), as applicable, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant to this Section 2.15, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided (other than Liens permitted under Section 7.02(a) or clause (h) of the definition of Customary Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly (but in any event within five Business Days) after demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi)) or (ii) the Administrative Agent’s and the applicable L/C Issuer’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16        Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing (unless otherwise agreed by the depositary) deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)           With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under any applicable Requirement of Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender (except that during the continuance of an Event of Default under Sections 8.01(a), (b) or (f), the Borrower’s agreement shall not be required), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)            L/C Issuer. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “Requirements of Law” includes FATCA.

(b)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below.

(ii)            If an applicable withholding agent shall be required by the applicable Requirements of Law to withhold or deduct any Taxes from any payment made hereunder or under any other Loan Document, then (A) the applicable withholding agent shall withhold or make such deductions as are determined in the good faith discretion of the applicable withholding agent, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Requirements of Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) Lender (or, in a case where the Administrative Agent receives a payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.

(c)            Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Tax Indemnifications. Each of the Loan Parties shall jointly and severally with respect to all of the Obligations indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis and calculation of such payment or liability) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(f)            Status of Lenders; Tax Documentation.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A)) shall not be required if the Lender is legally ineligible to do so.

(ii)            Without limiting the generality of the foregoing,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), and the Administrative Agent shall deliver to the Borrower on or prior to the date it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), properly completed and executed originals of IRS Form W-9 certifying that such Lender (or the Administrative Agent, as applicable) is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          properly completed and executed originals of IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is neither a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, nor a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)          to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)            Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all actual out-of-pocket expenses (including Taxes) incurred by such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or, subject to Section 3.06(a), its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest based upon the Term SOFR or Base Rate with reference to Term SOFR, as applicable.

3.03        Inability to Determine Rates.

(a)            If in connection with any request for a SOFR Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i) above, “Impacted Loans”), or (ii) the Required Lenders determine that for any reason the Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender; provided that no Lender shall make such determination pursuant to this clause (ii) unless such Lender is generally making similar determinations upon, or otherwise similarly enforcing its agreements with, companies of substantially similar creditworthiness as the Borrower (and provided further that no Lender shall have any obligation to disclose confidential information about any other borrower). Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)           Benchmark Replacement Setting.

(i)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.04        Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or continuing or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)            any failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)            any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, or from fees payable to terminate the deposits from which such funds were obtained, or from the performance of any foreign exchange contract in connection with such funds, but excluding any loss of profits or margin. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of a Lender setting forth the amount of any such loss, cost or expense provided for in this Section and delivered to the Borrower shall be conclusive absent manifest error.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07        Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Closing Date. The effectiveness of this Agreement, the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder and the occurrence of the Closing Date are each subject to satisfaction of the following conditions precedent (each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders):

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or electronic images (e.g., “pdf’ or “tif’) (followed promptly by originals if requested by the Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (to the extent applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, by the Administrative Agent, each Lender and the Borrower;

(ii)            a Note executed by the Borrower in favor of each Lender requesting a Note at least two (2) Business Days prior to the Closing Date;

(iii)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and Guarantors as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement;

(iv)            executed counterparts of the Guaranty;

(v)            executed counterparts of each Security Instrument to be entered into by any Loan Party, duly executed by each Loan Party party thereto, together with:

(A)            certificates representing the certificated Pledged Equity Interests and instruments and promissory notes pledged under the Collateral Agreement, and accompanied by undated stock or other transfer powers or instruments executed in blank,

(B)            proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Agreement, covering the Collateral described therein,

(C)            results of customary lien searches with respect to each Loan Party (including a search as to Uniform Commercial Code and tax matters, as applicable) in each jurisdiction and filing office in which filings or recordations under applicable Uniform Commercial Code should be made to evidence or perfect a security interest with respect to such matters, along with copies of the financing statements on file referenced in such searches and, in each case, indicating that the assets of such Loan Party are free and clear of all Liens (other than Liens permitted hereunder),

(D)            evidence of the completion of all other actions, recordings and filings of or with respect to the Security Instruments to be entered into on the Closing Date that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby (including receipt of duly executed payoff letters and UCC-3 statements, if any), and

(E)           such Intellectual Property Security Agreements as the Administrative Agent may deem necessary or desirable in order to perfect, or provide notice of, the Liens created under the Collateral Agreement in intellectual property Collateral, in form appropriate for filing with the United States Patent and Trademark Office or the United States Copyright Office;

(vi)            such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each other Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization (other than BWXT Cunico Holdings, Inc.);

(vii)            a favorable and customary opinion of Baker Botts L.L.P., United States counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and addressing such matters concerning the Loan Parties, this Agreement and the Loan Documents to be executed on the Closing Date as the Required Lenders may reasonably request;

(viii)            a certificate of a Responsible Officer of the Borrower either (x) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required;

(ix)            a certificate of the chief financial officer, chief accounting officer or the treasurer of the Borrower, certifying that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since December 31, 2024 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(x)            evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and other appropriate documentation, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all applicable insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.

(b)            (i) The Administrative Agent and the Lenders shall have received such documentation and other information as has been reasonably requested by the Administrative Agent or any Lender prior to the Closing Date with respect to the Loan Parties in connection with the provisions of Section 6.10 hereof and (ii) the Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations).

(c)            (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid, in each case pursuant to the Fee Letters.

(d)            All principal and interest with respect to the “Term A Facility” under the Existing Credit Agreement shall have been, or substantially simultaneously with the Closing Date shall be, repaid in full.

(e)            Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable accrued fees, charges and out-of-pocket disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two Business Days prior to the Closing Date (with reasonable and customary supporting documentation) or otherwise included in a funds flow approved by the Borrower.

The parties hereto acknowledge and agree that certain deliverables required by Section 4.01(a) were delivered by the Loan Parties to the Administrative Agent in connection with the Existing Credit Agreement (e.g., certain deliverables required by Section 4.01(a)(v)(A) and 4.01(a)(v)(E)), and the delivery of such documents pursuant to the Existing Credit Agreement shall suffice for purposes of satisfying the applicable conditions in this Section 4.01(a). Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans), including the initial Credit Extension on the Closing Date, is subject to the following conditions precedent:

(a)            The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document shall be true and correct in all material respects (or, with respect to representations or warranties modified by a materiality or Material Adverse Effect standard, each such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations or warranties modified by a materiality or Material Adverse Effect standard, each such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)            No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)            The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)            In the case of an L/C Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the applicable L/C Issuer, would make it impracticable for such L/C Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower (or with respect to a Letter of Credit Application, any Permitted L/C Party) shall be deemed to be a representation and warranty of the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the L/C Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the L/C Issuers and the Administrative Agent, on and as of the Closing Date and the making of Credit Extensions on the Closing Date and on and as of each date as required by Section 4.02 or on any other date required by any Loan Document (with references in this Article V (other than Sections 5.03, 5.04 and 5.05) to “Restricted Subsidiaries” to exclude Captive Insurance Subsidiaries):

5.01        Corporate Existence, Compliance with Law. Each of the Borrower and each of the Borrower’s Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing with respect to a Restricted Subsidiary would not have a Material Adverse Effect, (b) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect, (c) has all requisite corporate or other organizational power and authority and the legal right to own, pledge and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals, filings or notices that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure of which to obtain or make would not, in the aggregate, have a Material Adverse Effect.

5.02        Corporate Power; Authorization; Enforceable Obligations.

(a)            The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)              are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii)            have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required;

(iii)           do not and will not (A) contravene such Loan Party’s or any of its Restricted Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the FRB), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any lawful Contractual Obligation of such Loan Party or any of its Restricted Subsidiaries, other than in the case of this clause (C) any such conflict, breach, default, termination or acceleration that could not reasonably be expected to have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Restricted Subsidiaries, other than those in favor of the Secured Parties pursuant to the Security Instruments; and

(iv)           do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) routine tax filings, of which the failure to file will not result in any Loan Document being unenforceable against, or the performance of any Loan Document being impaired in any way with respect to, any Loan Party, (B) those that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 4.01, and each of which on the Closing Date will be in full force and effect and, (C) with respect to the Collateral, filings required to perfect the Liens created by the Security Instruments.

(b)           This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party who is a party thereto. This Agreement is, and the other Loan Documents will be, when delivered, the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and/or good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

5.03        Ownership of Borrower; Subsidiaries.

(a)            All of the outstanding capital stock of the Borrower is validly issued, fully paid and non-assessable.

(b)            Set forth on Schedule 5.03 is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Restricted Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date, the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Except as set forth on Schedule 5.03, as of the Closing Date no Stock of any Wholly-Owned Restricted Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. Except as set forth on Schedule 5.03, as of the Closing Date all of the outstanding Stock of each Wholly-Owned Restricted Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Restricted Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Security Instruments and Liens permitted under Section 7.02), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 5.03, as of the Closing Date neither the Borrower nor any such Wholly-Owned Restricted Subsidiary is a party to, or has knowledge of, any agreement restricting the pledge of any Stock of any such Wholly-Owned Restricted Subsidiary to secure the Obligations. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 7.03.

5.04        Financial Statements.

(a)            The interim unaudited financial statements for the Borrower and its Restricted Subsidiaries for the most-recently ended Fiscal Quarter, copies of which have been furnished to each Lender, fairly present in all material respects, subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the consolidated financial condition of the Borrower and its Restricted Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Restricted Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b)            The audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the Fiscal Year ended December 31, 2024, and the related statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Year, copies of which have been furnished to each Lender, (i) were prepared in conformity with GAAP and (ii) fairly present in all material respects, the consolidated financial condition of the Borrower and its Restricted Subsidiaries as at the date indicated and the consolidated results of their operations and cash flow for the period indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements).

(c)            Except as set forth on Schedule 5.04, neither the Borrower nor any of its Restricted Subsidiaries has, as of the Closing Date, any material obligation, contingent liability or liability for taxes, long-term leases (other than operating leases) or unusual forward or long-term commitment that is not reflected in the financial statements referred to in clause (b) above and not otherwise permitted by this Agreement.

(d)            The Projections have been prepared by the Borrower taking into consideration past operations of its business, and reflect projections for the period beginning approximately January 1, 2025 and ending approximately December 31, 2028 on a Fiscal Year by Fiscal Year basis. The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made available to the Administrative Agent, it being understood that (x) such Projections are merely a prediction as to future events and are not to be viewed as facts, (y) such Projections are subject to significant uncertainties and contingencies, many of which are beyond any Person’s control, and (z) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.

5.05        Material Adverse Change. Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to result in a Material Adverse Effect.

5.06        Litigation. There are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings against the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.07        Taxes. All federal income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Restricted Subsidiaries have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Restricted Subsidiary in conformity with GAAP. The Borrower and each of its Restricted Subsidiaries have withheld and timely paid to the respective Governmental Authorities all material amounts required to be withheld.

5.08        Full Disclosure. The Lender Presentation any other information prepared or furnished by or on behalf of any Loan Party and delivered to the Lenders in writing in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (in each case, taken as a whole) does not, as of the time of delivery of such information (with respect to the Lender Presentation, as of the Closing Date only), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent any such information was based upon, or constituted, a forecast, budget estimate, projection or other forward-looking and similar information, such Loan Party represents only, in respect of such information, that it acted in good faith and utilized reasonable assumptions at the time that such information was prepared.

5.09        Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB), and no proceeds of any Credit Extension will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the FRB.

5.10        No Defaults.

(a)            Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation owed by it, other than, in either case, those defaults that would not reasonably be expected to have a Material Adverse Effect.

(b)            No Default has occurred and is continuing.

5.11        Investment Company Act. None of the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12        Use of Proceeds. The (a) proceeds of the Loans are being used by the Borrower only (i) for working capital needs, capital expenditures, Permitted Acquisitions, general corporate purposes and other lawful corporate purposes of the Borrower and its Subsidiaries (ii) to prepay or refinance all or a portion of the Indebtedness (including outstanding letters of credit) under the Existing Credit Agreement and (iii) to pay fees and expenses in connection with this Agreement and the related transactions, and (b) Letters of Credit are being solely used by the Borrower to support warranties, bid bonds, payment or performance obligations and for other general corporate purposes by Permitted L/C Parties.

5.13        Insurance. All policies of insurance of any kind or nature currently maintained by the Borrower or any of its Restricted Subsidiaries, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

5.14        Labor Matters.

(a)            There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Borrower’s knowledge, threatened against or involving the Borrower, any of its Restricted Subsidiaries or any Guarantor, other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)            There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower, any of its Subsidiaries or any Guarantor, other than those that if resolved adversely to the Borrower, such Restricted Subsidiary or such Guarantor, as applicable, would not reasonably be expected to have a Material Adverse Effect.

5.15        ERISA.

(a)            Each Employee Benefit Plan that is intended to qualify under Section 401 of the Code (i) (x) has received a favorable determination letter, or is subject to a favorable opinion letter, from the IRS indicating that such Employee Benefit Plan is so qualified and any trust created under any Employee Benefit Plan is exempt from tax under the provisions of Section 501 of the Code, or (y) is the subject of an application for such a favorable determination letter or opinion letter that is currently being processed by the IRS, and (ii) to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination or opinion letter, as applicable, which would cause such Employee Benefit Plan to lose its qualified status or that would cause such trust to become subject to tax, except where such failures could not reasonably be expected to have a Material Adverse Effect.

(b)            The Borrower, each of its Restricted Subsidiaries, each Guarantor and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the Code and the Employee Benefit Plan provisions with respect to each Employee Benefit Plan except for non-compliances that would not reasonably be expected to have a Material Adverse Effect.

(c)            There has been no, nor is there reasonably expected to occur any, ERISA Event other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16        Environmental Matters.

(a)            The operations of the Borrower and each of its Restricted Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)            None of the Borrower or any of its Restricted Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Restricted Subsidiaries (i) is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or (ii) is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws, in each case that are not specifically included in the financial information furnished to the Lenders on or prior to the Closing Date, other than those orders, agreements, notices, proceedings or investigations that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)            To the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Restricted Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.17        Title; Real Property.

(a)            Each of the Borrower and its Restricted Subsidiaries has valid and indefeasible title to, or valid leasehold interests in, all of its material properties and assets (including Real Property) and good title to, or valid leasehold interests in, all material personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Borrower hereunder, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 7.02. The Borrower and its Restricted Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s and its Restricted Subsidiaries’ right, title and interest in and to all such property, other than those that would not reasonably be expected to result in a Material Adverse Effect.

(b)            No portion of any Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition other than those that would not reasonably be expected to have a Material Adverse Effect.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (ii) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (iii) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iv) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such person, (v) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (vi) the Borrower has no knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

(d)            None of the Borrower or any of its Restricted Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property or any part thereof, except those that would not reasonably be expected to have a Material Adverse Effect.

(e)            Each of the Loan Parties, and, to the knowledge of the Borrower, each other party thereto, has complied with all obligations under all leases of Real Property to which it is a party other than those the failure with which to comply would not reasonably be expected to have a Material Adverse Effect and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms other than those the failure of which to so comply with the foregoing would not reasonably be expected to have a Material Adverse Effect. No landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under any lease of Real Property other than those that would not reasonably be expected to have a Material Adverse Effect.

(f)            There are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments, other than those that would not reasonably be expected to have a Material Adverse Effect.

5.18        Security Instruments.

(a)            The Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens (subject to Liens permitted under Section 7.02) on all right, title and interest of the respective Loan Parties (other than the BWXT Entities that are Loan Parties) on all Collateral described therein. Except for filings completed on the Closing Date and filings and other actions contemplated hereby and by the Collateral Agreement, no filings or other actions in the United States will be necessary to perfect or protect such Liens, in each case other than perfection actions that are expressly not required to be taken under the Security Instruments.

(b)            Each other Security Instrument will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens (subject to Liens permitted under Section 7.02) on all right, title and interest of the respective Loan Parties (other than the BWXT Entities that are Loan Parties) on all Collateral described therein. Except for filings completed on the Closing Date and filings and other actions contemplated hereby and by the Security Instruments, no filings or other actions in the United States will be necessary to perfect or protect such Liens.

5.19        OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee or agent thereof, is or is owned 50% or more by an individual or entity that is (i) listed on the List of Specially Designated Nationals and Blocked Persons or Sectoral Sanctions Identifications List maintained by OFAC or (ii) otherwise the subject of any Sanctions or a Person who, under any Sanctions, the Administrative Agent, any Lender or any L/C Issuer is prohibited from transacting business with. No Loan, nor the proceeds from any Loan, has or have been used, directly by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, by any recipient of those funds from the Borrower or any Subsidiary, to lend, contribute, provide or make available by any Loan Party or any Subsidiary to fund any activity or business in any Designated Jurisdiction if that activity or business would violate any Sanctions, or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that, in each case, would result in any violation by any Lender, the Arranger, the Administrative Agent, any L/C Issuer or the Swing Line Lender of Sanctions.

5.20        Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries, directors or officers, or, to the knowledge of the Borrower, any affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable Anti-Corruption Laws and the Borrower and its Subsidiaries have instituted and maintain policies and procedures intended to promote and achieve compliance with such laws in all material respects.

5.21        Affected Financial Institutions and Covered Parties. Neither the Borrower nor any of its Subsidiaries is an Affected Financial Institution or a Covered Party.

5.22        Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries (a) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (b) currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI.
AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders, L/C Issuers and the Administrative Agent to each of the following, from and after the Closing Date and thereafter as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Required Lenders otherwise consent in writing (provided that those provisions under this Article VI with which Restricted Subsidiaries of the Borrower are required to comply shall exclude from such compliance any Captive Insurance Subsidiary):

6.01        Financial Statements. The Borrower shall furnish to the Administrative Agent each of the following:

(a)            Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (unless such period is extended pursuant to SEC guidelines), consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition of the Borrower and its Restricted Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)            Annual Reports. Within 90 days after the end of each Fiscal Year (unless such period is extended pursuant to SEC guidelines), consolidated balance sheets of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and related statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Restricted Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Borrower’s Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(c)            Compliance Certificate. Within five Business Days after delivery of any financial statement pursuant to clause (a) or (b) above, a Compliance Certificate (i) showing in reasonable detail the calculations used in determining the Total Net Leverage Ratio and the Interest Coverage Ratio and demonstrating compliance with each of the other financial covenants contained in Section 7.14, and (ii) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, stating the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or one or more of the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that the Borrower intends to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger, each L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.02        Collateral Reporting Requirements. The Borrower shall furnish to the Administrative Agent each of the following:

(a)            Updated Corporate Chart. If requested by the Administrative Agent, together with the delivery of any financial statement pursuant to Section 6.01(b), a corporate organizational chart or other equivalent list, current as of the date of delivery, in form and substance reasonably acceptable to the Administrative Agent and certified as true, correct and complete by a Responsible Officer of the Borrower, setting forth, for each of the Loan Parties, all Persons subject to Section 6.22 or Section 6.24, all Restricted Subsidiaries of any of them and any joint venture (including Joint Ventures) entered into by any of the foregoing, (i) its full legal name, (ii) its jurisdiction of organization, and (iii) the number of shares of each class of its Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower.

(b)            Additional Information. From time to time other than during a Collateral Release Period, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all as the Administrative Agent may reasonably request, and in reasonable detail.

(c)            Additional Filings. At any time and from time to time, upon the reasonable written request of the Administrative Agent, and at the sole expense of the Loan Parties, duly executed, delivered and recorded instruments and documents for the purpose of obtaining or preserving the full benefits of this Agreement, each Security Instrument and each other Loan Document and of the rights and powers herein and therein granted (and each Loan Party shall take such further action as the Administrative Agent may reasonably request for such purpose, including the filing of any financing or continuation statement or financing changes statement under the UCC or other similar Requirement of Law in effect in any jurisdiction in the United States with respect to the security interest created by the Security Instruments but excluding (i) the execution and delivery of any control agreements with respect to deposit accounts (other than with respect to Cash Collateral), commodities accounts or securities accounts, (ii) any filings to perfect Liens on intellectual property, other than any such filings under the UCC or with the U.S. Patent and Trademark Office or U.S. Copyright Office, (iii) any filings or actions in any jurisdiction outside the United States to create or perfect any Liens created by the Security Instruments), and (iv) the execution and delivery of any collateral access agreements, landlord lien waivers, bailee letters or any similar documents or instruments. The parties hereto acknowledge and agree that no actions under this clause (c) shall be required with respect to the Collateral during a Collateral Release Period.

The reporting requirements set forth in this Section 6.02 are in addition to, and shall not modify and are not in replacement of, any rights and other obligation set forth in any Loan Document (including notice and reporting requirements) and satisfaction of the reporting obligations in this Section 6.02 shall not, by itself, operate as an update of any Schedule or any schedule of any other Loan Document and shall not cure, or otherwise affect in any way, any Default, including any failure of any representation or warranty of any Loan Document to be correct in any respect when made.

6.03        Default and certain other Notices. Promptly and in any event within five Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower shall give the Administrative Agent notice:

(a)            of the occurrence of any Default or Event of Default; and

(b)            of the issuance of a notice of proposed debarment or notice of proposed suspension by a Governmental Authority or Governmental Authorities.

Each notice pursuant to this Section 6.03 (other than Section 6.03(b)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, the anticipated effect thereof, and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Any notice pursuant to this Section 6.03, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

6.04        Litigation. Promptly after a Responsible Officer of the Borrower obtains actual knowledge of the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, regarding the Borrower, any of its Restricted Subsidiaries or any Joint Venture that (i) seeks injunctive or similar relief that, in the reasonable judgment of the Borrower, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (ii) in the reasonable judgment of the Borrower would expose the Borrower, such Restricted Subsidiary or such Joint Venture to liability in an amount aggregating $50,000,000 (in excess of insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or more or that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

6.05        Labor Relations. Promptly after a Responsible Officer of the Borrower has actual knowledge of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower, any of its Restricted Subsidiaries, any Guarantors or any Joint Venture is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, (b) any material Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person and (c) any material union organization activity with respect to employees of the Borrower or any of its Restricted Subsidiaries not covered by a collective bargaining agreement as of the Closing Date.

6.06        [Reserved].

6.07        Insurance. As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent with a report on the standard “Acord” form (or other form acceptable to the Administrative Agent) outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Restricted Subsidiaries and the duration of such coverage.

6.08        ERISA Matters. The Borrower shall furnish the Administrative Agent each of the following:

(a)            promptly and in any event within 30 days after a Responsible Officer of the Borrower knows, or has reason to know, that any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in liability of the Borrower, any Restricted Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $50,000,000, written notice describing the nature thereof, what action the Borrower, any of its Restricted Subsidiaries, any Guarantor or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto, including copies of any notices or correspondence with any Governmental Authority and, when known by such Responsible Officer, any action taken or threatened by the IRS, the Department of Labor or the PBGC or any other Governmental Authority in Canada or the Multiemployer Plan sponsor with respect to such event;

(b)            simultaneously with the date that the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would reasonably be expected to require additional contributions of the Borrower, any Restricted Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $50,000,000 in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice;

(c)            promptly, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Restricted Subsidiaries, any Guarantor or any of their respective ERISA Affiliates with the IRS with respect to each Title IV Plan, which is requested by the Administrative Agent; (ii) all notices received by the Borrower, any of its Restricted Subsidiaries, any Guarantor or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in liability of the Borrower, any Restricted Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $50,000,000; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

6.09        Environmental Matters. The Borrower shall provide the Administrative Agent promptly, and in any event within 10 Business Days after any Responsible Officer of the Borrower obtains actual knowledge of any of the following, written notice of each of the following:

(a)            that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that would reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $50,000,000 or more;

(b)            the receipt by any Loan Party of notification that any material real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c)            the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by a Responsible Officer of the Borrower that there exists a condition that would reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs of $50,000,000 or more; and

(d)            promptly following reasonable written request by any Lender, through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Section 6.09.

6.10        Patriot Act Information. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall promptly, following a request by the Administrative Agent or any Lender, provide (i) all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (ii) if the Borrower qualified as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

6.11            Other Information. The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, financial condition or operations of the Borrower, any of its Restricted Subsidiaries or any Joint Venture as the Administrative Agent or such Lender, through the Administrative Agent, may from time to time reasonably request. The Administrative Agent shall provide copies of any written information provided to it pursuant to Sections 6.01 through 6.10 above to any Lender requesting the same.

6.12        Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each of its Wholly-Owned Restricted Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 7.03 and 7.06 and except if, in the reasonable business judgment of the Borrower, it is in the business interest of the Borrower or such Restricted Subsidiary not to preserve and maintain such rights (charter and statutory) and franchises, and such failure to preserve the same would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to materially impair the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

6.13        Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

6.14        Conduct of Business. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) conduct its business in the ordinary course (except for non-material changes in the nature or conduct of its business as carried on as of the Closing Date) and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, suppliers and others having business relations with the Borrower or any of its Restricted Subsidiaries, except where the failure to comply with the covenants in each of clauses (a) and (b) above would not reasonably be expected to have a Material Adverse Effect.

6.15        Payment of Taxes, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge (or cause to be paid and discharged) before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies made, assessed, filed or otherwise imposed on or against any of them, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Restricted Subsidiary in conformity with GAAP or (b) the failure to so pay and discharge would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.16        Maintenance of Insurance. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as, in the reasonable determination of the Borrower, is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates, (b) cause all property and liability insurance to name the Administrative Agent on behalf of the Secured Parties as additional insured (with respect to liability policies) or, other than during a Collateral Release Period, lender’s loss payee (with respect to property policies in respect of Collateral), as appropriate, and (c) deliver to the Administrative Agent customary insurance certificates and endorsements evidencing the foregoing in form and substance reasonably satisfactory to the Administrative Agent.

6.17        Access. The Borrower shall from time to time during normal business hours, and subject to national security and defense requirements of any Governmental Authority, permit the Administrative Agent, the L/C Issuers and the Lenders, or any agents or representatives thereof, within five Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Wholly-Owned Restricted Subsidiaries, (b) visit the properties of the Borrower and each of its Wholly-Owned Restricted Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Wholly-Owned Restricted Subsidiaries with any of their respective officers or directors; provided that the Borrower will not be required to permit any examination or visit as set forth in clauses (a) and (b) above with respect to each of the Administrative Agent, the L/C Issuers and the Lenders (or any agents or representatives thereof) (i) within the twelve-month period following the date of the most recent examination or visit by any L/C Issuer, any Lender or the Administrative Agent (or any agents or representatives thereof), as applicable, unless an Event of Default has occurred and is continuing and (ii) unless such visit is coordinated through the Administrative Agent.

6.18        Keeping of Books. The Borrower shall, and shall cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries (sufficient to permit the preparation of consolidated financial statements in conformity with GAAP) shall be made of the financial transactions and assets and business of the Borrower and each such Restricted Subsidiary.

6.19        Maintenance of Properties, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain and preserve (a) in good working order and condition (ordinary wear and tear excepted) all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business and (c) all Material Intellectual Property, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not reasonably be expected to have a Material Adverse Effect.

6.20        Application of Proceeds. The Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 5.12.

6.21        Environmental.

(a)            The Borrower shall, and shall cause each of its Restricted Subsidiaries to, exercise reasonable due diligence in order to comply in all material respects with all Environmental Laws.

(b)            The Borrower agrees that the Administrative Agent may, from time to time, retain, at the expense of the Borrower, an independent professional consultant reasonably acceptable to the Borrower to review any report relating to Contaminants prepared by or for the Borrower and to conduct its own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any property currently owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries, if (x) a Default or an Event of Default shall have occurred and be continuing, or (y) the Administrative Agent reasonably believes (1) that an occurrence relating to such property is likely to give rise to any Environmental Liabilities and Costs or (2) that a violation of an Environmental Law on or around such property has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in Environmental Liabilities and Costs in excess of $50,000,000, provided that, unless an Event of Default shall have occurred and be continuing, such consultant shall not drill on any property of the Borrower or any of its Restricted Subsidiaries without the Borrower’s prior written consent. Borrower shall use its reasonable efforts to obtain for the Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice to Borrower, to enter into or on to the facilities currently owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any property shall be conducted, unless otherwise agreed to by Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at any such property or to cause any damage or loss at such property. Borrower and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this subsection will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor the Obligations and to protect the Liens created by the Loan Documents, and the Administrative Agent and the Lenders hereby acknowledge and agree any such report will be kept confidential by them to the extent permitted by law except as provided in the following sentence. The Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding that Borrower acknowledges and agrees that (i) it will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to Borrower’s use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to Borrower, neither the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

(c)            Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower shall advise the Administrative Agent in writing and in reasonable detail of (i) any Release or threatened Release of any Contaminants required to be reported by Borrower or its Restricted Subsidiaries, to any Governmental Authorities under any applicable Environmental Laws and which would reasonably be expected to have Environmental Liabilities and Costs in excess of $50,000,000, (ii) any and all written communications with respect to any pending or threatened claims under Environmental Law in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $50,000,000, (iii) any Remedial Action performed by Borrower or any other Person in response to (x) any Contaminants on, under or about any property, the existence of which has a reasonable possibility of resulting in Environmental Liabilities and Costs in excess of $50,000,000, or (y) any other Environmental Liabilities and Costs in excess of $50,000,000 that could result in Environmental Liabilities and Costs in excess of $50,000,000, (iv) discovery by Borrower or its Restricted Subsidiaries of any occurrence or condition on any material property that could cause Borrower’s or its Restricted Subsidiaries’ interest in any such property to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws or Environmental Liens, and (v) any written request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether Borrower or any of its Restricted Subsidiaries may be potentially responsible for a Release or threatened Release of Contaminants which has a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $50,000,000.

(d)            Borrower shall promptly notify the Administrative Agent of (i) any proposed acquisition of Stock, assets, or property by Borrower or any of its Restricted Subsidiaries that would reasonably be expected to expose Borrower or any of its Restricted Subsidiaries to, or result in Environmental Liabilities and Costs in excess of $50,000,000 and (ii) any proposed action to be taken by Borrower or any of its Restricted Subsidiaries to commence manufacturing, industrial or other similar operations that would reasonably be expected to subject Borrower or any of its Restricted Subsidiaries to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of Borrower or any of its Restricted Subsidiaries as of the Closing Date.

(e)            Borrower shall, at its own expense, provide copies of such documents or information as the Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection.

(f)            To the extent required by Environmental Laws or Governmental Authorities under applicable Environmental Laws, Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all necessary Remedial Action in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants on, under or affecting any property in order to comply in all material respects with all applicable Environmental Laws and Permits. In the event Borrower or any of its Restricted Subsidiaries undertakes any Remedial Action with respect to the presence, Release or threatened Release of any Contaminants on or affecting any property, Borrower or any of its Restricted Subsidiaries shall conduct and complete such Remedial Action in material compliance with all applicable Environmental Laws, and in material accordance with the applicable policies, orders and directives of all relevant Governmental Authorities except when, and only to the extent that, Borrower or any such Restricted Subsidiaries’ liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants is being contested in good faith by Borrower or any of such Restricted Subsidiaries. In the event Borrower fails to take required actions to address such Release or threatened Release of Contaminants or to address a violation of or liability under Environmental Law, the Administrative Agent may, upon providing the Borrower with 5 Business Days’ prior written notice, enter the property and, at Borrower’s sole expense, perform whatever action the Administrative Agent reasonably deems prudent to rectify the situation.

6.22        Additional Collateral and Guaranties. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, notify the Administrative Agent promptly after any Person (i) becomes a Wholly-Owned Domestic Subsidiary that is not an Excluded Subsidiary (including a Wholly-Owned Domestic Subsidiary that ceases for any reason to be an Excluded Subsidiary at any time), (ii) becomes a First-Tier Foreign Subsidiary to the extent that a pledge of the Stock or Stock Equivalents thereof is required under the Security Instruments, or (iii) is required to become a Guarantor and/or grant Collateral in compliance with Section 6.24, and promptly thereafter (and in any event within 45 days, or such longer period of time permitted by the Administrative Agent in its sole discretion):

(a)            if such Person is a Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary):

(i)            cause such Wholly-Owned Domestic Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement to the Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose; and

(ii)            without duplication of clause (b)(iii) below, cause such Person to deliver to the Administrative Agent documents of the types referred to in clauses (iii), (vi) and (viii) of Section 4.01(a) and, at the reasonable request of the Administrative Agent, favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)(i)), all in form, content and scope reasonably satisfactory to the Administrative Agent;

(b)            if such Person is a Wholly-Owned Domestic Subsidiary other than a BWXT Entity or an Excluded Subsidiary:

(i)            cause such Person to deliver to the Administrative Agent for the benefit of the Secured Parties, Security Instruments (or supplements thereto, including to the Collateral Agreement), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all certificated Pledged Equity Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(v), (viii) and (x) solely to the extent required under the Collateral Agreement), securing payment of all the Obligations and constituting Liens on all such real and personal properties,

(ii)            take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Instruments (or supplements thereto) delivered pursuant to this Section 6.22, enforceable against all third parties in accordance with their terms (subject to Liens permitted by the Loan Documents); provided that no such actions shall be required in any jurisdiction outside the United States;

(iii)            without duplication of clause (a)(ii) above, cause such Person to deliver to the Administrative Agent documents of the types referred to in clauses (v), (viii) and (x) of Section 4.01(a) and, at the reasonable request of the Administrative Agent, favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (b)(i) and the creation and perfection of Liens in clause (b)), all in form, content and scope reasonably satisfactory to the Administrative Agent; and

(c)            if such Person is a First-Tier Foreign Subsidiary any of whose Stock constitutes Collateral and is owned by a Loan Party (or a Person becoming a Loan Party pursuant to this Section and, in each case, other than a BWXT Entity), cause such Loan Party to deliver to the Administrative Agent for the benefit of the Secured Parties such certificated Pledged Equity Interests in and of such First-Tier Foreign Subsidiary, and such Security Instruments (or supplements thereto), in each case, to the extent required under the Collateral Agreement and in form and substance reasonably satisfactory to the Administrative Agent, in each case securing payment of all the Obligations and constituting Liens on all such Pledged Equity Interests.

(d)            Notwithstanding the foregoing, no Loan Party shall be required to (i) execute or deliver any control agreements with respect to deposit accounts (other than with respect to Cash Collateral), commodities accounts or securities accounts, (ii) make any filings to perfect Liens on intellectual property, other than any such filings under the UCC or with the U.S. Patent and Trademark Office or U.S. Copyright Office, and (iii) make any filings or take any actions in any jurisdiction outside the United States to create or perfect any Liens created by the Security Instruments.

(e)            It is understood and agreed that the requirements of the foregoing clauses (b) and/or (c) of this Section 6.22 shall not be in force and effect during a Collateral Release Period.

6.23        [Reserved].

6.24        BWXT Entities. If, on or after the Closing Date, any BWXT Entity that is, or is required to be, a Guarantor shall pledge its assets or properties in support of or otherwise create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, to secure any Indebtedness described in clause (a) or (b) of such definition (other than the Obligations) then such Person shall immediately cease to be a BWXT Entity and the Borrower shall promptly cause such BWXT Entity to pledge its assets and properties as Collateral pursuant to the Security Instruments and take all such other actions of the type described in Section 6.22, 6.23 and 6.25 with respect to Wholly-Owned Domestic Subsidiaries that are required to provide Collateral pursuant to the Security Instruments (including without limitation, the execution and delivery of a Customary Intercreditor Agreement or other applicable documentation reasonably requested by the Administrative Agent and reasonably satisfactory to the Administrative Agent to ensure that the Administrative Agent’s Lien on behalf of the Secured Parties with respect to the properties and assets securing such other Financial Covenant Debt will rank equal and ratable with the Liens securing such other Financial Covenant Debt).

6.25        Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower or the applicable Loan Party shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s (other than any BWXT Entity’s) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Instruments, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Instruments and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party (other than any BWXT Entity, subject to Section 6.24) is or is to be a party, and cause each of its Restricted Subsidiaries that is required by this Agreement to be a Guarantor (other than any BWXT Entity, subject to Section 6.24) to do so. Notwithstanding anything to the contrary contained in this Section 6.25 or any Loan Document, no Loan Party shall be required to (i) execute or deliver any control agreements with respect to deposit accounts (other than with respect to Cash Collateral), commodities accounts or securities accounts, (ii) make any filings to perfect Liens on intellectual property, other than any such filings under the UCC or with the U.S. Patent and Trademark Office or U.S. Copyright Office, (iii) make any filings or take any actions in any jurisdiction outside the United States to create or perfect any Liens created by the Security Instruments and (iv) execute or deliver any collateral access agreements, landlord lien waivers, bailee letters or any similar documents or instruments. In addition to the foregoing, the Borrower agrees to cause BWXT Cunico Holdings, Inc. to be in good standing in its jurisdiction of incorporation within 45 days after the Closing Date (or such later date agreed to by the Administrative Agent in its reasonable discretion).

6.26        Anti-Corruption Laws; Sanctions. The Borrower and its Subsidiaries have instituted and the Borrower will, and will cause its Subsidiaries to, maintain in effect and enforce policies and procedures intended to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective activities on behalf of the Borrower and its Subsidiaries) with applicable Anti-Corruption Laws and applicable Sanctions.

6.27        Cash Collateralization of Extended Letters of Credit. The Borrower shall provide Cash Collateral (in an amount equal to 103% of the maximum face amount of each Extended Letter of Credit, calculated in accordance with Section 1.08) to each applicable L/C Issuer with respect to each Extended Letter of Credit issued by such L/C Issuer by a date that is no earlier than 120 days prior to the Maturity Date, but no later than 95 days prior to the Maturity Date (or, if such Letter of Credit is issued on or after the date that is 95 days prior to the Maturity Date, on the date of issuance thereof); provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to 103% of the maximum face amount of each such Letter of Credit, calculated in accordance with Section 1.08), which shall be reimbursed (or participations therein funded) in accordance with Section 2.03(c), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit.

6.28        Unrestricted Subsidiaries.

(a)            The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Stock of the designated Subsidiary that are owned by the Borrower or any Restricted Subsidiary, immediately prior to such designation and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary to the Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, on a consolidated basis in accordance with GAAP), and such Investment shall be permitted under Section 7.03(h) or 7.03(r), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (I) any Senior Note Indentures or any refinancing thereof permitted by Section 7.01(f), (II) any Incremental Equivalent Debt or (III) any other debt instrument, in each case of this clause (III), with a principal amount in excess of $75,000,000, (iv) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall comply with the provisions of Section 6.22 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary and (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (x) the Subsidiary to be so designated and (y) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Stock in an Unrestricted Subsidiary).

(b)            Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, (i) neither any Loan Party nor any Restricted Subsidiary that owns (or holds exclusive rights in) any Material Intellectual Property at the date of designation may be designated as an Unrestricted Subsidiary, (ii) neither any Loan Party nor any Restricted Subsidiary shall transfer (including, for the avoidance of doubt, by way of Investment), assign, sell, exclusively license or otherwise dispose of any Material Intellectual Property to any Unrestricted Subsidiary (it being understood that non-exclusive licenses of Intellectual Property to any Subsidiary that is not a Loan Party in the ordinary course of business is not restricted by this clause (ii)), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it holds (nor shall any Unrestricted Subsidiary be permitted at any time to hold) Liens on property of, or Equity Interests in the Borrower or its Restricted Subsidiaries and (iv) no Unrestricted Subsidiary shall at any time own any Material Intellectual Property (or hold any exclusive rights in any Material Intellectual Property).

(c)            The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

ARTICLE VII.
NEGATIVE COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, from the Closing Date and thereafter as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Required Lenders otherwise consent in writing (provided that references herein to “Restricted Subsidiaries” shall exclude any Captive Insurance Subsidiary for all Sections under this Article VII except Sections 7.01 and 7.02):

7.01        Indebtedness. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a)            Indebtedness under (w) the Loan Documents, (x) the Senior Note Indentures and the documents arising thereunder, (y) any Convertible Notes Permitted Indebtedness described in clause (a) of such definition, and (z) any Incremental Equivalent Debt;

(b)            Indebtedness outstanding on the Closing Date and listed on Schedule 7.01;

(c)            Guaranty Obligations incurred by (x) the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Guarantor that is permitted by this Section 7.01 (other than clauses (h) or (p) below) or (y) any Restricted Subsidiary that is not a Loan Party in respect of any Indebtedness of any other Restricted Subsidiary that is not a Loan Party that is permitted by this Section 7.01 (other than clause (h) below);

(d)            Guaranty Obligations in respect of operating leases of the Borrower or any Restricted Subsidiary;

(e)            (i) Indebtedness in respect of Capital Lease Obligations and purchase money obligations for tangible property, (ii) Indebtedness in respect of sale and leaseback transactions permitted by Section 7.12 and (iii) other Indebtedness (including Indebtedness incurred or assumed by the Borrower and its Restricted Subsidiaries in connection with a Permitted Acquisition); provided, however, that the aggregate principal amount of all such Indebtedness permitted by this subsection (e) at any one time outstanding shall not exceed the greater of (x) $240,000,000 and (y) 40.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to the date such Indebtedness is being incurred under this clause (e) for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered and the Liens securing such Indebtedness shall be within the limitations set forth in Sections 7.02(d), 7.02(e) or 7.02(k);

(f)            renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (a)(x), (a)(y) or (b) above or this clause (f); provided, however, that any such renewal, extension, refinancing or refunding is in an original aggregate principal amount not greater than the original principal amount of (plus reasonable fees, expenses, accrued and unpaid interest, and any premium incurred in connection with the renewal, extension, refinancing or refunding of such Indebtedness), and is on terms that in the aggregate are not materially less (when taken as a whole) favorable to the Borrower or such Restricted Subsidiary than, including as to weighted average maturity, the Indebtedness being renewed, extended, refinanced or refunded;

(g)            Indebtedness arising from intercompany loans among the Borrower and its Restricted Subsidiaries; provided that (x) if any such Indebtedness owing to a Loan Party that is a party to the Collateral Agreement is evidenced by a promissory note, such note shall be subject to a first priority Lien pursuant to the Collateral Agreement, (y) all such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be Subordinated Debt, and (z) any payment by any Guarantor under any guaranty of the Obligations shall result in a commensurate reduction of the amount of any Indebtedness owed by such Restricted Subsidiary to the Borrower or to any of its Restricted Subsidiaries for whose benefit such payment is made; provided, further, that, in each case, the Investment in the intercompany loan by the lender thereof is permitted under Section 7.03;

(h)            Non-Recourse Indebtedness;

(i)            Indebtedness under or in respect of Swap Contracts that are not speculative in nature;

(j)            unsecured Indebtedness of any Restricted Subsidiary (other than a Guarantor) in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $150,000,000 and (y) 25.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(k)           Indebtedness in respect of any insurance premium financing for insurance being acquired by the Borrower or any Restricted Subsidiary under customary terms and conditions and not in connection with the borrowing of money;

(l)            Indebtedness under or in respect of Cash Management Agreements;

(m)           Indebtedness in respect of matured or drawn Performance Guarantees in the nature of letters of credit, bankers acceptances, bank guarantees or other similar obligations, but only so long as such Indebtedness is reimbursed or extinguished within 5 Business Days of being matured or drawn;

(n)           Indebtedness in respect of matured or drawn Performance Guarantees in the nature of surety bonds, performance bonds and other similar obligations, in each case that would appear as indebtedness on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, in an aggregate amount at any time outstanding not to exceed the greater of (x) $240,000,000 and (y) 40.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(o)            Cash Collateralized Letters of Credit;

(p)           Indebtedness of the Borrower and/or any Guarantor that is unsecured (such Indebtedness, “Permitted Ratio Debt”) so long as, after giving effect thereto on a pro forma basis, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred) and subject to no Event of Default having occurred and be continuing or resulting therefrom, the Total Net Leverage Ratio does not exceed 3.75 to 1.00 (or, to the extent a Total Net Leverage Ratio Increase is in effect, 4.25 to 1.00); provided that any such Permitted Ratio Debt shall (subject to Section 1.09 hereof), in each case, be subject to the requirements of clauses (b), (c), (e) and (f) of the definition of Incremental Equivalent Debt;

(q)           Indebtedness incurred by the Borrower or any Restricted Subsidiary representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(r)            Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions and Investments permitted under Section 7.03;

(s)            Indebtedness in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(t)            Indebtedness consisting of take-or-pay obligations of the Borrower or any Restricted Subsidiary contained in supply arrangements, in each case, in the ordinary course of business;

(u)            Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(v)            customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(w)           Indebtedness in respect of Secured Bilateral Letter of Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (x) $120,000,000 and (y) 20.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(x)            Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (x) $300,000,000 and (y) 50.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered so long as, in each case, no Event of Default shall have occurred and be continuing at the time of incurrence thereof; and

(y)           to the extent constituting Indebtedness as a result of a judicial re-characterization of any such sale, obligations under one or more Permitted Supply Chain Financings.

7.02        Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for the following:

(a)            Liens created (i) pursuant to any Loan Document and (ii) other than during a Collateral Release Period, any Incremental Equivalent Debt that is permitted to be secured hereunder;

(b)            Liens existing on the Closing Date and listed on Schedule 7.02;

(c)            Customary Permitted Liens;

(d)            Liens granted by the Borrower or any Restricted Subsidiary of the Borrower under a Capital Lease and Liens to which any property is subject at the time, on or after the Closing Date, of the Borrower’s or such Restricted Subsidiary’s acquisition thereof in accordance with this Agreement, in each case securing Indebtedness permitted under Section 7.01(e) and limited to the property purchased (and proceeds thereof) with the proceeds subject to such Capital Lease or Indebtedness;

(e)            purchase money security interests in real property, improvements thereto or equipment (including any item of equipment purchased in connection with a particular construction project that the Borrower or a Restricted Subsidiary expects to sell to its customer with respect to such project and that, pending such sale, is classified as inventory) hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any of its Restricted Subsidiaries; provided, however, that (i) such security interests secure purchase money Indebtedness permitted under Section 7.01(e) and are limited to the property purchased with the proceeds of such purchase money Indebtedness (and proceeds thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within ninety days of such acquisition or construction, and (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or Fair Market Value of such real property, improvements or equipment at the time of such acquisition or construction;

(f)            any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b), (d) or (e) above, this clause (f) or clause (k) below, without any material change in the assets subject to such Lien;

(g)            Liens in favor of lessors securing operating leases permitted hereunder;

(h)            Liens securing Non-Recourse Indebtedness permitted under Section 7.01(h) on (i) the assets of the Restricted Subsidiary or Joint Venture financed by such Non-Recourse Indebtedness and (ii) the Stock of the Joint Venture or Restricted Subsidiary financed by such Non-Recourse Indebtedness;

(i)            Liens arising out of judgments or awards and not constituting an Event of Default under Section 8.01(g);

(j)            Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers (other than Indebtedness) to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

(k)            Liens not otherwise permitted hereunder securing Indebtedness permitted by Section 7.01(e)(ii) or (iii) and encumbering assets (including Stock or Stock Equivalents held by such Person) of (i) Foreign Subsidiaries or (ii) Domestic Subsidiaries that are not, in each case (and are not required to be) Guarantors and in each case that do not constitute Collateral;

(l)            Liens with respect to foreign exchange netting arrangements to the extent incurred in the ordinary course of business and consistent with past business practices; provided that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed at any time the greater of $18,000,000 and 3.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(m)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n)            Liens securing insurance premium financing permitted under Section 7.01(k) under customary terms and conditions; provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(o)            Liens not otherwise permitted by this Section securing obligations or other liabilities of the Borrower or its Restricted Subsidiaries; provided that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed at any time the greater of (x) $35,000,000 and (y) 6.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(p)            Liens on Cash Collateral securing only Cash Collateralized Letters of Credit;

(q)            any pledge of or Liens on the Stock or Stock Equivalents of an Unrestricted Subsidiary;

(r)            Liens securing reimbursement obligations of any Foreign Subsidiary in respect of Performance Guarantees (including any obligation to make payments in connection with such performance, but excluding obligations for the payment of borrowed money) issued by a Person that is not the Borrower or an Affiliate of the Borrower; provided such Liens shall be limited to (i) any contract as to which such Performance Guarantee provides credit support, (ii) any accounts receivable arising out of such contract and (iii) the deposit account into which such accounts receivable are deposited (the property described in clauses (i) through (iii), collectively, the “Performance Guarantee Collateral”);

(s)            Liens on cash or Cash Equivalents securing (i) reimbursement obligations in respect of Performance Guarantees and other similar obligations (including any obligation to make payments in connection with such performance, but excluding obligations for the payment of borrowed money) and (ii) Swap Contracts that are not speculative in nature; provided that, in each case, the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed at any time the greater of (x) $300,000,000 and (y) 50.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered; and

(t)            Liens (if any) on any accounts receivable and other customary related assets sold pursuant to any Permitted Supply Chain Financings.

Notwithstanding the foregoing in this Section 7.02, during a Collateral Release Period none of the foregoing provisions of this Section 7.02 shall permit any Lien to exist on assets that constituted or would constitute Collateral immediately prior to the applicable Collateral Release Event, except to the extent that such Liens were expressly permitted on such assets prior to giving effect to such Collateral Release Event.

7.03        Investments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

(a)            Investments (i) in Subsidiaries existing on the Closing Date and (ii) other Investments existing on the Closing Date that are disclosed on Schedule 7.03, and any refinancings of such Investments to the extent constituting Indebtedness otherwise permitted under Section 7.01(b); provided such refinancing complies with the provisions of Section 7.01(f);

(b)            Investments held by the Borrower or such Restricted Subsidiary in the form of cash or Cash Equivalents (determined, in the case of Cash Equivalents, to be Cash Equivalents at the time such Investment was made);

(c)            Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory and rendition of services in the ordinary course of business consistent with the past practice of the Borrower and its Restricted Subsidiaries;

(d)            Investments received in settlement of amounts due to the Borrower or any Restricted Subsidiary of the Borrower effected in the ordinary course of business;

(e)            Investments by the Borrower in any Wholly-Owned Restricted Subsidiary and Investments of any Wholly-Owned Restricted Subsidiary in the Borrower or in another Wholly-Owned Restricted Subsidiary;

(f)            loans or advances to employees of the Borrower or any of its Restricted Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Borrower or any of its Subsidiaries) in the ordinary course of business; provided, that the aggregate principal amount of all such loans and advances and guaranties of loans and advances shall not exceed $1,000,000 at any time;

(g)            Investments constituting Guaranty Obligations permitted by Section 7.01;

(h)            Investments in connection with a Permitted Acquisition;

(i)            Investments in Rabbi Trusts in an aggregate amount not to exceed the greater of (x) $25,000,000 (plus income and capital growth with respect thereto) and (y) 4.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(j)            Investments in the nature of, and arising directly as a result of, consideration received in connection with an arm’s length Asset Sale to a third party;

(k)            Investments (including debt obligations and Stock and Stock Equivalents) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)            Investments in the Borrower or any of its Restricted Subsidiaries in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(m)            advances of payroll payments to employees in the ordinary course of business;

(n)            guarantees by the Borrower or any Restricted Subsidiary of operating leases;

(o)            Investments in the ordinary course consisting of endorsements for collection or deposit;

(p)           (i) Investments of any Restricted Subsidiary acquired after the Closing Date (other than as a result of a redesignation of any Unrestricted Subsidiary), or of any Person (other than an Unrestricted Subsidiary) acquired by, or merged into or consolidated or amalgamated with, the Borrower or any of its Restricted Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 7.03 to the extent that such Investments of such Person were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 7.03(p) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment;

(q)            Investments made in connection with the Foreign Subsidiary Reorganization;

(r)            other Investments not constituting Acquisitions by the Borrower or any Restricted Subsidiary made after the Closing Date; provided that the aggregate outstanding amount of all Investments made pursuant to this clause (r) shall not exceed the greater of (x) $450,000,000 and (y) 75.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered; provided further that the limitation described in the prior proviso shall be suspended with respect to Investments at a time when the Total Net Leverage Ratio (after giving pro forma effect to such Investments and any Indebtedness incurred in connection therewith) was less than 3.75 to 1.00 (or, to the extent incurred while a Total Net Leverage Ratio Increase is in effect, 4.25 to 1.00) (and any such Investments made during such period shall not count against, or reduce the amounts set forth in clauses (x) and (y) above); and

(s)            any Convertible Notes Hedge Transaction and any Convertible Notes Warrant Transaction (including the Borrower’s entry into, payment and receipt of premiums and other amounts in respect of, and performance of obligations under, any Convertible Notes Hedge Transaction and any Convertible Notes Warrant Transaction).

For purposes of covenant compliance, the amount of any Investment shall be the original cost of such Investment, minus the amount of any portion of such Investment repaid to the investor as a dividend, repayment of loan or advance, release or discharge of a guarantee or other obligation or other transfer of property or return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment.

7.04        [Reserved].

7.05        Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay or make any sum for any Restricted Payment except for:

(a)            Restricted Payments by the Borrower to any Guarantor;

(b)           Restricted Payments by (i) any Restricted Subsidiary of the Borrower to the Borrower or any Guarantor or (ii) any Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(c)            Cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock or Stock Equivalents of the Borrower or any of its Restricted Subsidiaries;

(d)            Restricted Payments by any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary to the Borrower or any Guarantor and to any other direct or indirect holders of equity interests in such Restricted Subsidiary to the extent (i) such Restricted Payments are made pro rata (or on a basis more favorable to the Borrower or such Guarantor) among the holders of the equity interests in such Restricted Subsidiary or (ii) pursuant to the terms of the joint venture or other distribution agreement for such Restricted Subsidiary in form and substance approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed);

(e)            any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Restricted Subsidiaries (i) made solely with the proceeds received from the exercise of any warrant or option or (ii) that is deemed to occur upon the cashless exercise of stock options or warrants;

(f)            the repurchase, redemption or other acquisition or retirement for value of any Stock or Stock Equivalents of the Borrower or any Restricted Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an aggregate amount not to exceed in any Fiscal Year the greater of (x) $35,000,000 and (y) 6.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(g)            so long as no Event of Default exists or would result therefrom, the Borrower may make Restricted Payments (including Restricted Payments of the type described in clause (f) of this Section that are in excess of the aggregate amount permitted in clause (f) of this Section) (and any such Restricted Payment made during such period shall not count against, or reduce the amounts set forth in the following proviso to the extent such Restricted Payment was made in compliance with the ratio described therein); provided that the aggregate amount of all Restricted Payments made under this clause (g) at a time when the Total Net Leverage Ratio (after giving pro forma effect to such proposed Restricted Payment and any Indebtedness incurred in connection therewith) was greater than or equal to 3.75 to 1.00 shall not exceed in any Fiscal Year the greater of (x) $300,000,000 and (y) 50.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered;

(h)            the Borrower may declare and make Restricted Payments in the form of quarterly ordinary dividends to the holders of the Borrower’s common stock consistent with past practice on the Closing Date, with reasonable and customary increases in the amount of such dividends after the Closing Date (as determined by the Borrower in good faith);

(i)            the repurchase, redemption or other acquisition or retirement for value of any Stock or Stock Equivalents of the Borrower or any Restricted Subsidiary that has been approved by the board of directors of the Borrower, or a committee thereof, in an aggregate amount not to exceed in any Fiscal Year the greater of (x) $300,000,000 and (y) 50.0% of EBITDA for the Borrower and its Restricted Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered (with unused amounts in any Fiscal Year being carried over to the immediately succeeding Fiscal Year); and

(j)            Restricted Payments by the Borrower or any Restricted Subsidiary to pay (i) amounts due in respect of any Convertible Notes Permitted Indebtedness, including amounts due upon conversion thereof, and (ii) amounts due in respect of any Convertible Notes Hedge Transaction and any Convertible Notes Warrant Transaction.

7.06        Fundamental Changes. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)            any Restricted Subsidiary may merge, amalgamate or consolidate with or into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging, amalgamating or consolidating with or into another Restricted Subsidiary, the continuing or surviving Person shall be a Guarantor (whether as the survivor or by becoming a Guarantor in a manner reasonably satisfactory to the Administrative Agent, including by joining the Guaranty);

(b)            any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c)            any Unrestricted Subsidiary may be acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary (with the Borrower or such Restricted Subsidiary as the surviving entity), subject to compliance with the provisions of Section 6.28(i) and (iv), as if applicable thereto;

(d)            any Person may be merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary of the Borrower in connection with a transaction that constitutes a Permitted Acquisition; provided that (i) if the Borrower is a party to such transaction, the Borrower shall be the continuing or surviving Person, or (ii) if a Guarantor is a party to such transaction, the continuing or surviving Person shall be a Guarantor (whether as the survivor or by becoming a Guarantor in a manner reasonably satisfactory to the Administrative Agent, including by joining the Guaranty);

(e)            any Restricted Subsidiary may dissolve or liquidate so long as (i) such dissolution or liquidation could not reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the value of the Guaranty or the Collateral (if any) and (ii) if such dissolving Restricted Subsidiary is a Guarantor, it transfers all or substantially all of its assets and operations to another Guarantor; and

(f)            any Restricted Subsidiary may dispose of all or substantially all of its assets, or the Stock of any Restricted Subsidiary may be sold to a third party; provided that (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower shall be in pro forma compliance (after giving effect to such disposition) with each of the financial covenants contained in Section 7.14, (iii) such transaction is made in accordance with Section 7.08 and (iv) the proceeds of such transaction received by the Borrower and its Restricted Subsidiaries at least equal the Fair Market Value of the assets or Stock disposed of in such transaction.

7.07        Change in Nature of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Eligible Line of Business.

7.08        Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction of any kind involving aggregate payments or consideration in excess of $5,000,000 with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as could reasonably be expected to be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate except:

(a)            transactions among the Borrower and its Restricted Subsidiaries not otherwise prohibited under the Loan Documents;

(b)            Restricted Payments and Investments otherwise permitted by this Agreement;

(c)            transactions in accordance with the Affiliate Agreements or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Lenders or the Borrower in any material respect than such agreement as it was in effect on the Closing Date;

(d)            reasonable director, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan) and indemnification and insurance arrangements, in each case, as determined in good faith by the Borrower’s board of directors or senior management;

(e)            the entering into of a tax sharing agreement, or payments pursuant thereto, between the Borrower and/or one or more Restricted Subsidiaries, on the one hand, and any Tax Affiliate, on the other hand, which payments by the Borrower and its Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(f)            so long as the Borrower is subject to the filing requirements of the SEC, any transaction not otherwise prohibited under the Loan Documents with a Person that would constitute an Affiliate of the Borrower solely because the Borrower or a Restricted Subsidiary owns Stock in or otherwise Controls such Person;

(g)            pledges by the Borrower or any Restricted Subsidiary of Stock of any Joint Venture in a transaction permitted by Section 7.02(h)(ii); and

(h)            any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Borrower or a Restricted Subsidiary (provided that such transaction is not entered into in contemplation of such event).

7.09        [Reserved].

7.10        Fiscal Year. The Borrower shall not change its Fiscal Year.

7.11        Use of Proceeds. The Borrower shall not, and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in contravention of Regulation U of the FRB.

7.12        Sale Leasebacks. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction unless the proceeds of such transaction received by the Loan Parties equal the Fair Market Value of the properties subject to such transaction and, after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered at any one time by all sale and leaseback transactions permitted hereunder (other than any sale and leaseback transaction of property entered into within 90 days of the acquisition of such property) does not exceed the greater of (x) $50,000,000 and (y) 1.3% of Consolidated Total Assets as of the last day of the immediately preceding Fiscal Year.

7.13        Anti-Corruption Laws. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Credit Extension in violation of applicable Anti-Corruption Laws.

7.14        Financial Covenants.

(a)            Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter to be less than 3.00 to 1.00.

(b)            Total Net Leverage Ratio. The Borrower shall not permit the Total Net Leverage Ratio as of the end of any Fiscal Quarter to be greater than 4.00 to 1.00; provided that, at the Borrower’s option the maximum Total Net Leverage Ratio permitted by this clause (b) may be increased to 4.50 to 1.00 (each such election, a “Total Net Leverage Ratio Increase”) for the four consecutive Fiscal Quarter ending dates (or such shorter time, as may be elected by the Borrower) immediately following the consummation of a Material Acquisition by the Borrower or a Restricted Subsidiary; provided further that, in any event (without regard to the making of more than one Material Acquisition), the maximum Total Net Leverage Ratio permitted by this clause (b) must return to 4.00 to 1.00 for the Fiscal Quarter ending immediately following each single election by the Borrower of a Total Net Leverage Ratio Increase.

7.15        BWXT Ownership. The Borrower shall not permit any Stock or Stock Equivalents in BWXT to be owned by any Person other than the Borrower or a Permitted BWXT Owner. A “Permitted BWXT Owner” is any Wholly-Owned Restricted Subsidiary of the Borrower all of whose Stock or Stock Equivalents are owned, directly or indirectly, only by the Borrower and Restricted Subsidiaries of the Borrower that are holding companies without material assets other than Stock or Stock Equivalents in other Restricted Subsidiaries of the Borrower and without material operations other than those related to such ownership.

7.16        Sanctions.

(a)            Neither the Borrower or any of its subsidiaries, nor their respective directors or officers is (i) the subject of any Sanctions or (ii) organized or resident in a Designated Jurisdiction.

(b)            The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, (i) to fund, finance or facilitate any activities or business (A) with any individual or entity that, at the time of such funding, is the subject of Sanctions; or (B) in any Designated Jurisdiction, in each case in violation of Sanctions, or (ii) in any other manner that, to the Borrower’s knowledge, would result in a violation of Sanctions by any Person (including any Person participating in the loan hereunder, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, Participant or otherwise).

7.17        Outbound Investment Rules. The Loan Parties will not, and will not permit any of their respective Subsidiaries to (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under the Loan Documents.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. Any of the following shall, at any time on or after the Closing Date (other than with respect to Section 8.01(c)), and at any time with respect to Section 8.01(c), constitute an “Event of Default”:

(a)            Non-Payment of Principal. The Borrower shall fail to pay any principal of any Loan or any L/C Obligation when the same becomes due and payable; or

(b)            Non-Payment of Interest and Other Amounts. The Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above and other than Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)            Representations and Warranties. Any representation or warranty made or deemed made by any Loan Party in any Loan Document shall prove to have been incorrect in any material respect (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) when made or deemed made; or

(d)            Failure to Perform Covenants. Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 6.03(a), 6.12 (with respect to the existence of the Borrower), 6.17, 6.26, 6.27 or Article VII or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent, any Lender or any L/C Issuer; or

(e)            Cross-Default. (i) the Borrower or any of its Material Subsidiaries shall fail to make any payment on any recourse Indebtedness of the Borrower or any such Material Subsidiary (other than the Obligations (except Obligations under Secured Cash Management Agreements and Secured Hedge Agreements, which are expressly covered by this clause (e))) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount in excess of the Threshold Amount when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, early termination event or otherwise, but subject to any applicable grace periods contained in the documentation governing such Indebtedness and/or Guaranty Obligation), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (other than solely by a voluntary notice of prepayment, redemption or offer to purchase not in contemplation of any other acceleration event) or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment or a voluntary notice of prepayment, redemption or offer to purchase), prior to the stated maturity thereof; provided that clauses (ii) and (iii) above shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) any redemption, exchange, repurchase, conversion or settlement with respect to any convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, unless such redemption, exchange, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default; or

(f)            Insolvency Proceedings, Etc. (i) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, interim receiver, receiver and manager, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any of its Material Subsidiaries (but not instituted by the Borrower or any of its Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered, or (iii) the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) or (ii) above; or

(g)            Judgments. One or more judgments, orders or decrees (or other similar process) for the payment of money in an amount in excess of the Threshold Amount in the aggregate (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be rendered against one or more of the Borrower and its Material Subsidiaries and shall remain unpaid and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment, injunction or order or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, injunction or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)            ERISA. One or more ERISA Events shall occur and the amount of all liabilities and deficiencies resulting therefrom imposed on or which could reasonably be expected to be imposed directly on the Borrower, any of its Restricted Subsidiaries or any Guarantor, whether or not assessed, when taken together with amounts of all such liabilities and deficiencies for all other such ERISA Events exceeds the Threshold Amount in the aggregate; or

(i)            Invalidity of Loan Documents. either:

(i)            any provision of any Security Instrument or the Guaranty after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason, except as permitted by the Loan Documents, cease to be valid and binding on, or enforceable against, any Loan Party which is a party thereto, or any Loan Party shall so state in writing; or

(ii)            any Security Instrument shall for any reason fail or cease to create a valid Lien on any Collateral with an aggregate value of $10,000,000 or more purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(j)            Change of Control. there occurs any Change of Control.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)            require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds. Proceeds of Collateral, and after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements, Secured Cash Management Agreements and Secured Bilateral Letter of Credit Facilities, ratably among the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks and the Bilateral L/C Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations composed of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any applicable Requirement of Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)            Each of the Lenders and each L/C Issuer hereby irrevocably appoints and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the L/C Issuers and their Related Parties, and the Borrower shall not have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law; provided that the meaning of such term in Section 10.06(c) is intended to be consistent with the meaning of such term as used in Section 5f.103-1(c) of the United States Treasury Regulations. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, Cash Management Bank or Bilateral L/C Provider) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03        Exculpatory Provisions. The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their Respective Related Parties:

(a)            shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any L/C Issuer or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its respective Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and

(d)            shall not be required to account to any Lender or any L/C Issuer for any sum or profit received by the Administrative Agent for its own account.

The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying or acting upon, any notice, request, certificate, consent, Communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying or acting upon such statement or Communication and shall not incur any liability for relying or acting thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or L/C Issuer that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or L/C Issuer hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or L/C Issuer or that is to be acceptable or satisfactory to such Lender or L/C Issuer.

9.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub -agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution at the time of such appointment and succession. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

(d)            Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Wells Fargo resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer with respect to the Letters of Credit issued by Wells Fargo and the related L/C Obligations (which may be another existing L/C Issuer) or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arrangers or any of their respective Related Parties to any Lender, any L/C Issuer or any other Secured Party as to any matter, including whether the Administrative Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each L/C Issuer expressly acknowledges, represents and warrants to the Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Loan Party or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (d) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Requirement of Law relating to the transactions contemplated by this Agreement and the other Loan Documents, (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits and approvals. Each Lender and each L/C Issuer also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 9.07.

9.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, Documentation Agents or Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)            and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Stock, Stock Equivalents or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Stock or Stock Equivalents thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Stock, Stock Equivalents and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Stock, Stock Equivalents and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10        Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank, Hedge Bank or Bilateral L/C Provider, and on behalf of their Affiliates in such capacities) and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Bilateral Letter of Credit Facilities) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder to a Person that is not a Loan Party (including, without limitation, in connection with the Foreign Subsidiary Reorganization) to the extent such sale is made for bona fide business purposes, (iii) subject to Section 10.01 (including Section 10.01(i)), if approved, authorized or ratified in writing by the Required Lenders, (iv) upon the occurrence of a Collateral Release Event in accordance with the terms of Section 10.21, and (v) on any receivables and other customary related assets subject to a Permitted Supply Chain Financing;

(b)            to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(b), (d), (e), (f) or (h), and to enter into any intercreditor agreement (including Customary Intercreditor Agreements), subordination agreement or similar agreement with respect to any such property; and

(c)            to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents;

provided that, the release of a Guarantor from its obligations under the Guaranty or other Loan Document as contemplated by this Section 9.10 shall only be given effect if such transaction or designation has been consummated for a bona fide business purpose.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this Section 9.10 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent by the Loan Parties upon request.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11        Secured Cash Management Agreements, Secured Hedge Agreements and Secured Bilateral Letter of Credit Facilities. Except as otherwise expressly set forth herein, no Cash Management Bank, Hedge Bank or Bilateral L/C Provider that obtains the benefits of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Security Instrument) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Bilateral Letter of Credit Facilities.

9.12        Withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent fully for all such Taxes and any reasonable expenses arising therefrom or with respect thereto, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority, but only to the extent (without expanding any obligation of the Loan Parties pursuant to Section 3.01) that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting any obligation of the Loan Parties to do so. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (i) the term “Lender” shall, for purposes of this Section 9.12, include any L/C Issuer and (ii) this Section 9.12 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

9.13        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each of the Administrative Agent, the Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.14        Erroneous Payments.

(a)            Each Lender, each L/C Issuer, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or L/C Issuer or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, L/C Issuer or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.14(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.14 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            Nothing in this Section 9.14 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE X.
MISCELLANEOUS

10.01        Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)            without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders;

(c)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(d)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(e)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest, commitment fees or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)            change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or, with respect to Section 8.03, the order of application required thereby or (ii) change Section 2.05 or Section 2.06(b) in a manner that would alter the ratable reduction of Revolving Credit Commitments or order of application of prepayments required thereby, in each case without the written consent of each Lender directly and adversely affected thereby;

(g)            amend Section 1.06 or the definition of “Alternative Currency” without the written consent of the Administrative Agent and each affected L/C Issuer;

(h)            change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Lender under the Revolving Credit Facility;

(i)            release or subordinate all or substantially all of the Collateral in any transaction or series of related transactions, or release all or substantially all of the value of the Guaranty, in each case without the written consent of each Lender, except to the extent the release or subordination of any Collateral or any Guarantor is permitted pursuant to Section 9.10 (other than Section 9.10(a)(iii)) (in which case such release may be made by the Administrative Agent acting alone); or

(j)            contractually subordinate any of the Obligations in right of payment to any other Indebtedness without the consent of each of the Lenders directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b). Notwithstanding anything to the contrary herein, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (y) the Administrative Agent, the Borrower and the applicable L/C Issuer may, without the consent of any other Lender or L/C Issuer, make such changes as may be necessary to incorporate provisions with respect to the issuance of Letters of Credit in any Alternative Currency approved by such L/C Issuer, and (z) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend or amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained in this Section, if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders; provided further and notwithstanding anything to the contrary, this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent and the Borrower to give effect to (i) the amendments contemplated by clause (g) of the definition of Incremental Equivalent Debt and (ii) the amendments contemplated by the provisos in Section 2.14(a)(vii), 2.14(a)(viii) and 2.14(d)(iii) of this Agreement.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder so long as such amendment does not adversely impact any other Lender’s ability to participate in such vote or action.

10.02      Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, Wells Fargo as an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Lender or any other L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(d)            Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender and each L/C Issuer agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender or L/C Issuer. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower (or with respect to a Letter of Credit Application, any Permitted L/C Party) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower (or with respect to a Letter of Credit Application, any Permitted L/C Party). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Wells Fargo and including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent, and, if necessary, of one appropriate special and local counsel retained by the Administrative Agent in each relevant jurisdiction, but not any other separate counsel to the Arrangers or the Lenders), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement (including, without limitation, the administration of any assignment under Section 10.06 that is determined to be void ab initio) and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, provided that the Borrower’s obligations to pay or reimburse for legal fees and expenses pursuant to this clause (iii) shall be limited to the reasonable and documented out-of-pocket legal fees and expenses of a single law firm as counsel for the Administrative Agent and one additional law firm as counsel for all other such parties, taken together, in each appropriate jurisdiction (which may include a single law firm as special, local or foreign counsel acting in multiple jurisdictions), except that in the case where any such Person determines in good faith that a conflict of interest does or may exist in connection with such legal representation and such Person advises the Borrower of such actual or potential conflict of interest and engages its own separate counsel, the reasonable and documented out-of-pocket legal fees and expenses of such separate counsel shall also be paid or reimbursed.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (subject to proviso (y) to this sentence below, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Contaminants on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liabilities and Costs related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) arises solely from disputes solely between or among Indemnitees (except that in the event of a dispute involving the Administrative Agent, an Arranger, any L/C Issuer or the Swing Line Lender (in each case, acting in its capacity as such), the Administrative Agent, such Arranger, such L/C Issuer or the Swing Line Lender, as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this clause (b)) to the benefit of such indemnification) not relating to or in connection with acts or omissions by the Borrower, any of its Restricted Subsidiaries, any of their respective Affiliates or any other Person or entity or (C) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction and (y) the Borrower’s obligation to pay or reimburse an Indemnitee for the reasonable fees, charges and disbursements of counsel under this subsection (b) shall be limited to the reasonable and documented out-of-pocket fees, charges and disbursements of a single law firm chosen by the Administrative Agent as counsel for all such Indemnitees, taken together, and, if necessary, one special counsel and one firm of local counsel in each appropriate jurisdiction (which may include a single law firm as special or local counsel acting in multiple jurisdictions), except that in the case where an Indemnitee reasonably determines in good faith that a conflict of interest does or may exist in connection with such legal representation and such Indemnitee advises the Borrower of such actual or potential conflict of interest and engages its own separate counsel, the reasonable and documented out-of-pocket fees, charges and disbursements of each such separate counsel shall also be paid or reimbursed. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay (and without limiting any obligation of the Borrower so to pay) any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the applicable L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for the Borrower’s direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than twenty days after written demand therefor (together with reasonable backup documentation supporting any such reimbursement request).

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and/or the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void; provided that any assignment or participation to a Disqualified Institution shall be subject to subsection (h) of this Section and shall not be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations under any Facility, any Incremental Increase facility and/or any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 10.01 in each case on a non-pro rata basis;

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Sections 8.01(a), (b) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          the consent of each L/C Issuer and of the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), or (D) to any Disqualified Institution subject to Section 10.06(h).

(vi)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, L/C Issuer or Swing Line Lender, sell participations to any Person (other than a Person described in Section 10.06(b)(v) that is not permitted to be an assignee with respect to Loans or Commitments) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Reserved.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Resignation as L/C Issuer or Swing Line Lender after Assignment.

(i)            Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo or any other L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, then (i) Wells Fargo or such other L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) Wells Fargo may, upon 30 days’ notice to the Borrower, resign as the Swing Line Lender. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer (which may be an existing L/C Issuer) or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo or the applicable L/C Issuer as an L/C Issuer or of Wells Fargo as the Swing Line Lender, as the case may be.

(ii)            If Wells Fargo or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer with respect to such resigning L/C Issuer (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (y) such successor L/C Issuer (or another of the L/C Issuers, as may be arranged by the Borrower) shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession, or make other arrangements satisfactory to Wells Fargo or such other resigning L/C Issuer to effectively assume the obligations of Wells Fargo or such other resigning L/C Issuer with respect to such Letters of Credit. The provisions of subparts (g)(i) and (g)(ii) of this Section shall not limit the ability of the Borrower to appoint and remove L/C Issuers pursuant to Sections 2.03(l) and (m).

(iii)            If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(h)           Disqualified Institutions.

(i)             No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each, a “Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

10.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c), (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, securitization or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (iii) any credit insurance provider, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower, any Restricted Subsidiary or any Affiliate of the Borrower relating to the Borrower, any Restricted Subsidiary or any Affiliate of the Borrower or any of their respective businesses, other than any such information that is (i) available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower, any Restricted Subsidiary or any Affiliate of the Borrower, or (ii) is clearly and conspicuously marked “PUBLIC” by the Borrower, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the page thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any Person.

The Administrative Agent, the Lenders and the L/C Issuers acknowledge that the Borrower and its Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Borrower nor any Restricted Subsidiary will be obligated to release, disclose or otherwise make available to the Administrative Agent, any Lender or any L/C Issuer any classified or special nuclear material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such material. The Administrative Agent, the Lenders and the L/C Issuers agree that in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property. Upon notice from the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall take such steps in accordance with this Agreement as may reasonably be requested by the Borrower to enable the Borrower or any Restricted Subsidiary thereof to comply with the Foreign Ownership Control or Influence requirements of the United States Federal government imposed from time to time.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Restricted Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Requirements of Law, including United States Federal and state securities laws.

10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender is subject to replacement pursuant to the last paragraph of Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable Requirements of Law; and

(e)            in the case of an assignment resulting from a Lender becoming a non-consenting Lender pursuant to the last paragraph of Section 10.01, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Loan Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including one or more copies of any Communication in the form of an imaged Electronic Record, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.   Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto (such agreement to be conclusively assumed to have been received with respect to any Electronic Signature delivered on or before the Closing Date), the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives (1) any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto and (2) any claim against the Administrative Agent, any Lender or any of their Related Parties for liabilities arising solely from the Administrative Agent’s, any Lender’s or any of their Related Parties’ reliance on or use of Electronic Signatures, including any such liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any such Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s organizational documents.

10.18      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.21      Collateral Release and Reinstatement.

(a)            Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if at any time (including after a Collateral Reinstatement Event shall have previously occurred) a Collateral Release Event shall have occurred and be continuing, then all Collateral (other than Cash Collateral) and the Security Instruments (other than Security Instruments entered into in connection with Cash Collateral) shall be released automatically and terminated without any further action. In connection with the foregoing, the Administrative Agent shall, at the Borrower’s expense and at the Borrower’s request, (i) return to the Borrower all certificates and instruments evidencing pledged Collateral (including any promissory notes that are pledged collateral, stock certificates and any allonges, stock powers and irrevocable proxies with respect thereto), (ii) execute and file in the appropriate location and deliver to the Borrower such terminations and full or partial release statements or confirmation thereof, as applicable, and (iii) take such other actions reasonably requested by the Borrower as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release, in each case without any representation or warranty and without recourse to the Administrative Agent or any other Secured Party.

(b)            Notwithstanding clause (a) above, if, after the occurrence of a Collateral Release Event, a Collateral Reinstatement Event shall have occurred, all Collateral and Security Instruments shall, at the Borrower’s cost and expense, be reinstated and all actions reasonably necessary, or reasonably requested by the Administrative Agent to provide to the Administrative Agent for the benefit of the Secured Parties valid, perfected, first priority security interests (subject to Liens permitted hereunder) in the Collateral (including without limitation the delivery of documentation and taking of actions of the type described in Sections 6.22 and 6.24) shall be taken within thirty (30) days (or such longer period as agreed to by the Administrative Agent) after such Collateral Reinstatement Event.

10.22      Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.

10.23      Mortgage Release. The parties hereto agree that any Mortgages (as defined in the Existing Credit Agreement) granted under and pursuant to the terms of the Existing Credit Agreement are hereby released and no longer constitute Collateral under this Agreement and the other Loan Documents upon the effectiveness of this Agreement and the Lenders authorize the Administrative Agent to, and the Administrative Agent agrees to promptly, execute and deliver to the Borrower (at the Borrower’s expense) (a) a mortgage release and termination of that certain Credit Line Deed of Trust, Assignment of Leases, Security Agreement and Fixture Filing, dated as of August 14, 2020, made by BWXT Mt. Athos, LLC, in favor of the Administrative Agent, which shall be in form and substance suitable for filing, registration or recording in the applicable filing, registry or recording office and (b) any other release documentation necessary to evidence the release of existing Mortgages filed pursuant to the terms of the Existing Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BWX TECHNOLOGIES, INC., as Borrower

By:	/s/ Michael T. Fitzgerald
Name:	Michael T. Fitzgerald
Title:	Senior Vice President and Chief Financial Officer

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer and Lender

By:	/s/ Brian Girouard
Name:	Brian Girouard
Title:	Vice President

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Maximo Bauer
Name:	Maximo Bauer
Title:	Vice President

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Eric H. Williams
Name:	Eric H. Williams
Title:	Senior Vice President

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as L/C Issuer and Lender

By:	/s/ David Perlman
Name:	David Perlman
Title:	Authorized Signatory

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

BNP PARIBAS, as L/C Issuer and Lender

By:	/s/ Anita Ogbara
Name:	Anita Ogbara
Title:	Managing Director

By:	/s/ Matthew Beauvais
Name:	Matthew Beauvais
Title:	Vice President

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

TRUIST BANK, as Lender

By:	/s/ Anika Kirs
Name:	Anika Kirs
Title:	Director

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Ken Gorski
Name:	Ken Gorski
Title:	Vice President

BWX Technologies, Inc.

Signature Page to Second Amended and Restated Credit Agreement